UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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PROXY STATEMENT

2021

ABX AIR
ATI
Omni Air International

ATSG
OUR COMPANY
OUR BUSINESSES
RESPONSIBILITY
INVESTORS
NEWS & MEDIA
CAREERS
CUSTOMER SUPPORT
DEC 21 2020 - MAR 18 2021

ATSG

AIR TRANSPORT SERVICES GROUP

145 Hunter Drive, Wilmington, Ohio 45177
April 15, 2021
Dear Fellow Stockholders:
It is our pleasure to invite you to the 2021 Annual Meeting of Stockholders of Air Transport Services Group, Inc. The meeting will be held at 11:00 a.m., Eastern Time, on Wednesday, May 26, 2021, and will be a webcast meeting of stockholders.
You will be able to attend the Annual Meeting, vote and submit your questions in advance of and real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/ATSG2021. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person. The Annual Meeting is being held on a virtual-only basis in response to public health and safety concerns related to the coronavirus (COVID-19) pandemic and in order to facilitate participation by the broadest number of stockholders possible.
Attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 29, 2021, or their duly appointed proxies. We strongly encourage you to participate by voting your proxy in one of the methods explained in the Notice of Annual Meeting of Stockholders that you received in the mail.
This year we have once again elected to furnish proxy materials to the majority of our stockholders via the Internet. This delivery process allows us to provide stockholders with the information they need in an accessible format, while lowering the costs of delivery and reducing the environmental impact of your Annual Meeting.
Please read the Notice of Annual Meeting of Stockholders and Proxy Statement carefully. Your vote is important. The Board of Directors recommends that you vote your shares as follows for each proposal included in the Proxy Statement.
1.	FOR the election of each of the 10 nominees for Director (Proposal No. 1).
2.	FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2021 (Proposal No. 2).
3.	FOR the approval of the advisory vote on executive compensation (Proposal No. 3).
4.	AGAINST the approval of a stockholder proposal requesting the ability for stockholders to act by written consent (Proposal No. 4).
On behalf of your Board of Directors, we thank you for your continued support. Your interest and investment in the Company is greatly appreciated.
Sincerely,

JOSEPH C. HETE	RICHARD F. CORRADO
Chairman of the Board	President & Chief Executive Officer

145 Hunter Drive, Wilmington, Ohio 45177

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD MAY 26, 2021
Notice is hereby given that the 2021 Annual Meeting of Stockholders of Air Transport Services Group, Inc., a Delaware corporation (the “Company”), has been called and will be held on Wednesday, May 26, 2021 at 11:00 a.m., Eastern Time. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/ATSG2021. There is no physical location for the Annual Meeting.
The meeting is being held for the following purposes:
1.	To elect 10 directors to the Board of Directors, each for a term of one year;
2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2021;
3.	To hold an advisory vote on executive compensation;
4.	To consider and vote on a stockholder proposal requesting the ability for stockholders to act by written consent; and
5.	To attend to such other business as may properly come before the Annual Meeting and any adjournments thereof.
You may vote in advance of the meeting via the Internet, by telephone, or by using the proxy card that will be enclosed with these materials (if you received a printed copy of the proxy materials). If you intend to use the proxy card, please mark, date and sign it, then return it promptly in the postage-paid envelope that comes with the card. If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice or proxy card (if you received a printed copy of the proxy materials). Your vote is important!
You may revoke your proxy at any time before the vote is taken at the virtual Annual Meeting. If you are a stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); (2) providing a written notice of revocation to the Corporate Secretary at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, prior to your shares being voted; or (3) participating in the virtual Annual Meeting and voting. Attendance at the virtual Annual Meeting will not cause your previously granted proxy to be revoked unless you vote at the meeting and specifically so request. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the online meeting and voting.
We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the meeting live via the Internet at www.virtualshareholdermeeting.com/ATSG2021. The webcast will start at 11:00 a.m. Eastern Time. You will need the sixteen-digit control number that is included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to vote and submit questions while attending the meeting online. If you do not have your sixteen-digit control number, you will only be able to listen to the Annual Meeting.
The Annual Meeting is being held on a virtual-only basis in response to public health and safety concerns related to the coronavirus (COVID-19) pandemic and in order to facilitate participation by the broadest number of stockholders possible. Our goal for the Annual Meeting is to enable the broadest number of stockholders to participate in the meeting, while providing substantially the same access and exchange with the Board and Management as an in-person meeting. We believe that we are observing best practices for virtual stockholder meetings, including by providing a support line for technical and other assistance and addressing as many stockholder questions as time allows. Additional information on how you can participate in the virtual Annual Meeting to the fullest extent is set forth under the heading “Questions and Answers about the Proxy and Annual Meeting,” starting on page 8 of this Proxy Statement.

The foregoing matters are described in more detail in the Proxy Statement that is available at www.proxyvote.com prior to the day of the Annual Meeting or at www.virtualshareholdermeeting.com/ATSG2021 on the day of and during the Annual Meeting.
Only holders of record of shares of common stock of the Company as of the close of business on March 29, 2021, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.
By Order of the Board of Directors

Wilmington, Ohio April 15, 2021	W. JOSEPH PAYNE Secretary
YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY ALSO REQUEST A PAPER COPY OF THESE MATERIALS, WHICH WILL INCLUDE A PROXY CARD. THEN, YOU MAY VOTE BY FILLING IN, SIGNING AND RETURNING THE PROXY CARD IN THE PROVIDED ENVELOPE.

2021 PROXY STATEMENT	i

ii	2021 PROXY STATEMENT

2021 PROXY STATEMENT	iii

PROXY STATEMENT SUMMARY
This Proxy Statement Summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to stockholders on or about April 15, 2021. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

2021 ANNUAL MEETING OF STOCKHOLDERS INFORMATION
Date and Time:	Wednesday, May 26, 2021, at 11:00 a.m. Eastern Time
Virtual Meeting Access:	www.virtualshareholdermeeting.com/ATSG2021
Record Date:	March 29, 2021
MATTERS TO BE VOTED UPON
Proposals		Board Recommendation	Page Reference
1.	Election of the 10 director nominees named in this proxy statement	FOR each of the nominees	15
2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2021	FOR	46
3.	Advisory vote to approve the compensation of the Company’s named executive officers	FOR	48
4.	Stockholder Proposal seeking the ability for stockholders to act by written consent	AGAINST	49
VOTING METHODS
BY INTERNET	BY TELEPHONE	BY MAIL	AT THE MEETING

Go to www.proxyvote.com and follow the instructions	Call 1-800-690-6903	Sign, date and return your proxy card or voting instruction form	Go to www.virtual shareholdermeeting.com/ ATSG2021 and attend the virtual meeting
2021 PROXY STATEMENT	1

2020 PERFORMANCE HIGHLIGHTS
•	We achieved the highest annual revenues in the history of the Company, at $1.571 billion, despite the impact of the COVID-19 pandemic (“COVID-19”), as well as record cash flow from operations.
•	We leased 11 Boeing 767-300 converted freighters to external customers during 2020, including five to Amazon, three to UPS, and one to each of Mas Air, Cargojet and Amerijet International.
•	We completed an eight-year, $500 million unsecured bond offering in January 2020, priced at a 4.75% coupon.
•
Pilots represented by the Teamsters Local 1224 ratified an amendment to their collective bargaining agreement with the Company’s subsidiary ABX Air, Inc., extending the agreement for six years from December 30, 2020.

•
During 2020, the Company focused on continuous improvement processes, including incorporating new software and systems designed to monitor more aircraft components in real time, and to track, compare and predict component performance over time.

STOCKHOLDER ENGAGEMENT
We welcome and have long-standing, active engagement with our stockholders, and we regularly share our stockholders’ perspectives with the Board. In addition, our senior management holds quarterly conference calls with investors and analysts. While COVID-19 curtailed investor-related travel during 2020, we were nevertheless able to participate in six virtual investor conferences during which we met with dozens of investors via video or telephone conference. We also participated in numerous debt investor meetings via video or telephone conference during the marketing of our high yield bond offering in January 2020. Further, we also seek to engage with stockholders and analysts through our website, other virtual meetings and calls, and the use of various media to convey key investment messages. Stockholders may communicate directly with our Board via the procedures set forth under “Communications with the Board” on page 25.
The Board, in consultation with the Nominating and Governance Committee, regularly reviews our corporate governance and adjusts as necessary to maintain leading governance practices. The following corporate governance and Board practices ensure accountability and enhance effectiveness in the boardroom:
Corporate Governance and Board Best Practices
•	All directors are elected annually	•	Board and each committee have express authority to retain outside advisors
•	Majority stockholder voting standard for directors in uncontested elections	•	Stock ownership guidelines for directors and executive officers
•	Roles of Chairman and Chief Executive Officer are separated	•	Annual Board and committee self-evaluation process
•	If Chairman is not an independent director, the Board will appoint a lead independent director	•	Ongoing Board refreshment and succession planning
•	Eight of our ten director nominees are independent	•	No stockholder rights plan or poison pill
•	All standing committees consist solely of independent directors	•	No supermajority voting thresholds in Certificate of Incorporation or Bylaws
•	Independent directors regularly meet in executive session	•	Stockholders who hold voting stock representing 20% or more of voting power have right to call special meetings
•	Board is diverse in experience, perspective, gender and ethnicity	•	Comprehensive Code of Conduct and Corporate Governance Guidelines
•	Annual review of Board and committee composition	•	Anti-hedging policy for the named executive officers, designated employees and the Board
2	2021 PROXY STATEMENT

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

A SHARPENED FOCUS FOR CONTINUED GROWTH

FUEL EFFICIENCY AND EMISSIONS REDUCTION

- Advanced the installation and use of technology on our aircraft to track and reduce fuel consumption through predictive maintenance practices and optimizing the flight configuration of the aircraft.
- Expanded the use of flight planning software that utilizes real-time weather conditions to provide our flight crews with better data about optimal flight altitudes and speeds, which can provide significant fuel and emissions savings.

ENERGY EFFICIENCY

DIVERSITY AND INCLUSION

- Created the position of Vice President, Human Capital, reporting directly to the President and Chief Executive Officer.
- Launched a corporate wide diversity and inclusion campaign with an outside diversity and inclusion consultant.
- All of our more than **500 leaders have attended inclusion training**.

BOARD OF DIRECTORS DIVERSITY

2021 PROXY STATEMENT	3

COVID-19 RESPONSE

- Daily leadership calls to plan for workforce health and safety while continuing operations during the pandemic plus the leadership of our human resources and marketing departments met daily to focus on consistent communications.
- Efforts to minimize the spread of the virus among employees include temperature checks, distributing and requiring face masks, supporting remote working, travel restrictions, contact tracing, quarantining and a policy of additional paid leave to support our employees impacted by COVID-19.

ESG DEVELOPMENT

- Engaged an ESG consulting firm to assist management in developing a more robust approach with respect to the Company's strategy, processes, and disclosure concerning ESG matters.
- These efforts are intended to culminate in a recommended ESG roadmap, areas of data prioritization, and oversight strategies for the Company.

GOVERNANCE MATTERS

SOCIAL RESPONSIBLITY

4	2021 PROXY STATEMENT

2021 DIRECTOR NOMINEES (PROPOSAL 1)
You are being asked to vote on the following 10 nominees for director. The Company’s Bylaws provide that, in an uncontested election, all directors are elected annually by a majority of the votes cast. All nominees meet the independence standards of NASDAQ and the Certificate of Incorporation as currently in effect, except for Mr. Hete by virtue of his former employment as the Chief Executive Officer of the Company and Mr. Corrado by virtue of his employment as the President and Chief Executive Officer of the Company. Information about each director’s experience, qualifications, attributes and skills can be found beginning on page 15.
Director Nominees
					Board Committee Membership
Name	Age	Director Since	Principal Occupation	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
Richard M. Baudouin	69	2013	Former Senior Advisor for Infinity Transportation, a company owned by Global Atlantic Financial Corp. Former principal of Infinity Aviation Capital, LLC and co-founder of Aviation Capital Group	Yes	M		C
Phyllis J. Campbell	69	2021	Chairman of the Pacific Northwest Region for JPMorgan Chase & Co.	Yes	M		M
Richard F. Corrado	61	2020	President and Chief Executive Officer, Air Transport Services Group, Inc.	No
Joseph C. Hete(1)	67	2003	Former Chief Executive Officer of Air Transport Services Group, Inc. and ABX Air, Inc.	No
Raymond E. Johns, Jr.	66	2017	Former Co-Chief Executive Officer, President, Government and Manufacturing, FlightSafety International, Inc. and General USAF (Ret.), where he led the Air Mobility Command	Yes		M	M
Laura J. Peterson	61	2018	Former Vice President, China Business Development, Boeing Commercial Airplanes	Yes	M		M
Randy D. Rademacher(2)	64	2006	Senior Vice President, Strategy and Acquisitions, Reading Rock, Inc. and former President, Comair Holdings LLC	Yes	M	M
J. Christopher Teets	48	2009	Founding Partner of Red Mountain Capital Partners LLC and former Vice President, Goldman Sachs & Co.	Yes		C	M
Jeffrey J. Vorholt	68	2004
Independent consultant and private investor. Former Chief Financial Officer of Structural Dynamics Research Corporation, Senior Vice President, Accounting and Information Systems for Cincinnati Bell Telephone Company and Senior Vice President, Chief Financial Officer and Director for Cincinnati Bell Information Systems
				Yes	C	M
Paul S. Williams	61	2021	Former Partner and Managing Director of Major, Lindsey & Africa, LLC, and former Executive Vice President, Chief Legal Officer and Corporate Secretary of Cardinal Health, Inc.	Yes		M	M
C – Chairperson   M – Member
(1)	Mr. Hete also serves as the Chairman of the Board.
(2)	Mr. Rademacher also serves as the Lead Independent Director.
2021 PROXY STATEMENT	5

Tenure and Diversity of Director Nominees

Skills and Experience Director Nominees Collectively Possess

RATIFICATION OF APPOINTMENT OF DELOITTE AND TOUCHE LLP (PROPOSAL 2)
Deloitte & Touche LLP, an independent registered public accounting firm, examined the financial statements of the Company for 2020 and has been selected by the Audit Committee of the Board to serve as the Company’s independent registered public accounting firm for 2021. We are asking the stockholders to ratify the Audit Committee’s selection.
6	2021 PROXY STATEMENT

RATIFICATION OF EXECUTIVE COMPENSATION (PROPOSAL 3)
We are asking stockholders to approve an advisory resolution on the Company's compensation of its named executive officers as reported in this Proxy Statement. The Compensation Committee and the Board of Directors believe that the compensation policies and practices of the Company articulated in the “Compensation Discussion and Analysis” contained in this Proxy Statement are effective in achieving our goals, and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company's success. We are committed to effective compensation governance, as demonstrated by the following compensation policies and practices:
What We Do		What We Do Not Do
•
Pay-for-Performance. A significant portion of the compensation of our executive officers is closely tied to the performance of the Company, thus aligning our officers' interests with those of our stockholders.
		•	No Excessive Perquisites. Perquisites and other personal benefits are not a significant portion of any executive officer's compensation and are in line with industry standards.
•	Stock Ownership Requirements that align our executive officers' long-term interests with those of our stockholders.	•	No Guaranteed Bonuses. Our executive officers' bonuses are 100% performance-based and at risk.
•	Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.	•	No Hedging of our Stock by the named executive officers, designated employees or members of the Board.
•	Equity Award Grant Policy that establishes objective, standardized criteria for the timing of equity awards granted to our team members.	•	No Excise Tax Gross-Ups to cover excise taxes in connection with a change in control.
•	At-Will Employment. None of our named executive officers has an employment agreement.
2021 PROXY STATEMENT	7

PROXY STATEMENT
AIR TRANSPORT SERVICES GROUP, INC.
145 Hunter Drive, Wilmington, Ohio 45177
ANNUAL MEETING OF STOCKHOLDERS, MAY 26, 2021
This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Air Transport Services Group, Inc., a Delaware corporation (the “Company” or “ATSG”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 26, 2021, at 11:00 a.m. Eastern Time via a live audio webcast at www.virtualshareholdermeeting.com/ATSG2021, and at any adjournments thereof. Proxies may be solicited in person, by telephone or mail, and the costs thereof will be borne by the Company.
The proxy materials, including this Proxy Statement, proxy card (if you received a printed copy of the proxy materials) and the Company’s 2020 Annual Report, are being distributed and made available on or about April 15, 2021. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed on or about April 15, 2021, to stockholders of record who owned common stock at the close of business on March 29, 2021 (the “Record Date”). Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice.
At the Annual Meeting, the holders of shares of common stock of the Company as of the Record Date will: (1) vote to elect 10 directors for a term of one year and until their successors have been elected and qualified; (2) vote on a proposal to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm of the Company for fiscal year 2021; (3) hold an advisory vote on executive compensation; (4) vote on a stockholder proposal requesting the ability for stockholders to act by written consent; and (5) transact such other business as may properly come before the Annual Meeting and any adjournments thereof.
VOTING AT THE MEETING
Questions and Answers about the Proxy and Annual Meeting
1. Why is the Annual Meeting being webcast?
The Annual Meeting is being held on a virtual-only basis in response to public health and safety concerns related to the ongoing COVID-19 pandemic (“COVID-19”) and in order to enable participation by the broadest number of stockholders possible. In addition, a virtual meeting saves time and travel expense for our stockholders compared to a physical meeting. We are one of many Delaware publicly traded companies that hold virtual-only meetings. We are confident in the technology and believe that it enables stockholders to participate in the Annual Meeting more easily.
2. How can I participate and ask questions at the Annual Meeting?
We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will be able to submit questions during the Annual Meeting as well. We encourage you to submit any question that is relevant to the business of the meeting. All appropriate questions asked during the Annual Meeting will be read and addressed during the meeting. Stockholders are encouraged to log into the webcast at least 15 minutes prior to the start of the meeting to test their Internet connectivity.
8	2021 PROXY STATEMENT

3. What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?
We have provided a toll-free technical support “help line” that can be accessed by any stockholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Virtual Shareholder Meeting login page.
4. What is a “proxy?”
A proxy is a person or entity authorized to act for another person. In this instance, the Board of Directors has appointed a Proxy Committee to vote the shares represented by proxy forms submitted by stockholders to us prior to the Annual Meeting. Giving the Proxy Committee your proxy means that you authorize the Proxy Committee to vote your shares on your behalf at the Annual Meeting as you specifically instruct on your proxy card for each proposal, or if a matter that is not raised on the proxy card comes up for a vote at the Annual Meeting, in accordance with the Proxy Committee’s best judgment.
5. Whom am I appointing as my proxy?
The Proxy Committee consists of Joseph C. Hete, our Chairman of the Board, and Randy D. Rademacher, our Lead Independent Director.
6. What is a Proxy Statement?
The document you are reading is a Proxy Statement. It is intended to provide our stockholders with information necessary to vote in an informed manner on matters to be presented at the Annual Meeting. It is sent in conjunction with a solicitation of your proxy.
7. Why did I receive more than one Proxy Statement or proxy card?
You may receive more than one Proxy Statement or proxy card if you hold our stock in different ways (e.g., joint tenancy, in trust, or in a custodial account) or in multiple accounts.
8. Why are you soliciting my proxy?
The Board of Directors is soliciting your proxy to vote at the Annual Meeting because, at the close of business on March 29, 2021, the Record Date, you were: (i) a “stockholder of record,” which means that you were shown on our records as the owner of our common stock, or (ii) the beneficial owner of shares held in “street name.” All stockholders of record are entitled to vote at the meeting. It is important that as many stockholders as possible vote on the issues to be decided at the Annual Meeting. The process of soliciting proxies is intended to increase the number of stockholders who vote on those issues. In addition, stockholders who vote by proxy are deemed to be in attendance at the meeting for purposes of determining if there is a quorum.
9. What is the difference between a “stockholder of record” and a beneficial owner of shares held in “street name?”
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the stockholder of record of those shares.
Beneficial Owner of Shares Held in “Street Name”. If your shares are held in an account at a bank, broker or other institution, then you are the “beneficial owner” of shares held in “street name.” The entity holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that entity on how to vote the shares held in your account.
10. How do I obtain voting instructions if my stock is held in “street name?”
If your stock is held in “street name,” you will receive a notice, typically entitled “Voting Instruction Form” or something similar, either electronically or by mail from the bank, broker or other institution holding your stock. This notice contains instructions regarding how to access the proxy materials and how to vote.
11. If I hold my stock in “street name” and fail to provide specific voting instructions to the bank, broker or other institution holding it on my behalf, will my stock still get voted?
Not on all matters. If you hold your shares in “street name” and want a vote to be cast on your behalf for all proposals described in this Proxy Statement, you must submit your specific voting instructions to the bank, broker or other institution holding the stock on your behalf in response to the notice you receive from it.
2021 PROXY STATEMENT	9

12. If I hold my stock in “street name” and do not provide specific voting instructions to the bank, broker or other institution holding it on my behalf, for which proposals will a vote not be cast on by behalf?
If you are a holder of shares in “street name” and you fail to provide specific voting instructions to the bank, broker or other institution holding the stock on your behalf, a vote will not be cast on your behalf with respect to the following proposals:
•	the election of Directors (Proposal No. 1);
•	the advisory vote on executive compensation (Proposal No. 3); and
•	the stockholder proposal (Proposal No. 4).
13. If I hold my stock in “street name” and do not provide specific voting instructions to the bank, broker or other institution holding it on my behalf, for which proposals may a vote be cast on my behalf?
If you are a holder of shares in “street name” and you fail to provide specific voting instructions to the bank, broker or other institution holding the stock on your behalf, that entity may cast a vote on your behalf only with respect to the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2).
14. What are “broker non-votes” and how are they counted for voting purposes?
“Broker non-votes” occur when a broker (or a bank or other institution holding someone’s shares) returns a proxy, but does not vote the shares represented by that proxy on a particular proposal, usually because the beneficial owners of those shares have not provided direction to the holder on how to vote them and the holder does not have discretionary voting power with respect to the proposal. Broker non-votes are considered “present” at the meeting and are counted to determine whether there is a quorum present at the meeting. The effect of a broker non-vote on each of the proposals that is being submitted at the Annual Meeting is described below in the answer to Question 23.
15. What documentation must I provide to be admitted to the online Annual Meeting and how do I attend?
If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/ATSG2021 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at www.virtualshareholdermeeting.com/ATSG2021 until the 2022 Annual Meeting of Stockholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.
16. What documentation must I provide to vote online at the Annual Meeting?
If you are a stockholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a stockholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.
17. Is there any way for me to vote my shares other than during the webcast of the Annual Meeting?
Yes. If you are a stockholder of record, you may vote over the telephone or via the Internet in advance of the Annual Meeting. Our proxy card that you received in the mail contains instructions for voting by these methods. If you hold your shares in “street name,” you must follow the instructions contained in the Voting Instruction Form provided to you by the broker, bank or other institution holding your shares on your behalf.
18. Do I vote only once regardless of how many shares I own? If not, how many votes do I get to cast?
You are entitled to one vote for each share of our common stock that you held as of the close of business on March 29, 2021.
19. How do I submit a question at the Annual Meeting?
If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/ATSG2021, simply type your question in the “ask a question” box and click “submit”.
10	2021 PROXY STATEMENT

20. When should I submit my question at the Annual Meeting?
Each year at the Annual Meeting, we hold a question-and-answer session following the adjournment of the meeting during which stockholders may submit questions to us. We anticipate having such a question-and-answer session at the 2021 Annual Meeting. You can submit a question up to 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.
21. What is a quorum and why is it important?
In the context of the Annual Meeting, a quorum is the presence at the meeting, either virtually or by proxy, of stockholders holding the minimum number of shares of stock necessary to make the proceedings of that meeting valid under our By-laws and applicable law. More specifically, the presence of stockholders at the meeting, virtually or represented by proxy, holding a majority of our issued and outstanding shares constitutes a quorum. As of March 29, 2021, there were 60,641,436 issued and outstanding shares of our common stock, which is the only class of stock outstanding. The number of shares necessary to constitute a quorum in the context of the Annual Meeting is 30,320,719.
22. What are my choices when voting for a particular proposal?
You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each proposal.
23. How many votes are needed for the proposals to pass?
Election of Directors (Proposal No. 1). The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required for a nominee to be elected. The “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” a Director Nominee’s election exceeds the number of votes cast “AGAINST” such Director Nominee’s election. Abstentions and broker non-votes are not counted as votes with respect to a director’s election. The nominees have agreed to tender their resignation to the Board if they do not receive a majority of the votes cast at the Annual Meeting in person or by proxy, with the Board then deciding whether to accept such resignation.
Advisory Vote to Ratify the Appointment of the Independent Registered Public Accounting Firm (Proposal No. 2) and Advisory Vote on Executive Compensation (Proposal No 3). Each of these proposals requires the affirmative vote of a majority of the votes represented at the Annual Meeting, either in person or by proxy, and entitled to vote at the meeting. Abstentions and broker non-votes are counted as “present” and “entitled to vote at the meeting” and therefore have the effect of a vote against the proposal. However, broker non-votes are not expected on the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2).
Stockholder Proposal (Proposal No. 4). The affirmative vote of a majority of the votes represented at the Annual Meeting, either in person or by proxy, and entitled to vote at the meeting is required to approve this proposal. Abstentions and broker non-votes are counted as “present” and “entitled to vote at the meeting” and therefore have the effect of a vote against the proposal.
Please note that the results of the votes regarding the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2), the advisory vote on executive compensation (Proposal No. 3), and the Stockholder Proposal (Proposal No. 4) are non-binding.
24. What does it mean to “ABSTAIN” from voting and what impact does that have?
If you indicate on your proxy card that you wish to “ABSTAIN” from voting with respect to a particular proposal, your shares will not be voted with respect to that proposal. Your shares, however, will be considered “present” at the meeting and will be counted to determine whether there is a quorum present at the Annual Meeting. The effect of an “ABSTAIN” vote on each of the proposals that is being submitted at the Annual Meeting is described above in the answer to Question 23.
25. Who will count the votes?
Proxies and ballots will be received and tabulated by, and the inspector of election will be from, an independent firm that is not affiliated with the Company. Subject to the below exceptions to the confidential voting policy, comments on written proxy cards will be provided to the Secretary of the Company without disclosing the vote unless the vote is necessary to understand the comment.
26. What happens if I return my proxy card but do not mark how I want my votes to be cast?
If you timely return a signed and dated proxy card, but do not mark how your shares are to be voted, those shares will be voted by the proxies in accordance with the Board’s recommendations, which are: FOR the election of each of the Board’s nominees as a director of the Company (Proposal 1); FOR Proposal 2; FOR Proposal 3; and AGAINST Proposal 4.
2021 PROXY STATEMENT	11

27. How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote your shares:
1.	FOR the election of each of the nominees for director (Proposal No. 1).
2.	FOR the ratification of the appointment of Deloitte and Touche as the independent registered public accounting firm for 2021 (Proposal No. 2).
3.	FOR the approval of the advisory vote on executive compensation (Proposal No. 3).
4.	AGAINST the Stockholder Proposal (Proposal No. 4).
Foreign Stock Record
To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), restricts foreign ownership of shares of our voting stock, which currently consists solely of our common stock. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not United States citizens.
Our Certificate of Incorporation generally provides that ownership or control of (i) 25% or more of the issued and outstanding voting stock of the Company (the “Maximum Voting Percentage”) or (ii) shares of capital stock of the Company entitled to receive 50% or more of the Company's dividends, distributions or proceeds upon liquidation (the “Maximum Economic Percentage”), by persons who are not citizens of the United States, as defined in 49 U.S.C. §40102(a)(15), is prohibited. Under §40102(a)(15), the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States; (ii) a partnership each of whose partners is an individual who is a citizen of the United States; or (iii) a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.
Our Certificate of Incorporation further generally provides that a transfer of shares of the voting stock of the Company to a non-U.S. citizen shall not be valid, except between the parties to the transfer, until the transfer shall have been registered on a separate stock record (the “Foreign Stock Record”) that is maintained by the Company. The Certificate of Incorporation further generally provides that: (i) no shares of our voting stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on the Foreign Stock Record, and (ii) no shares of our voting stock will be registered on the Foreign Stock Record if the amount so registered would exceed the Maximum Voting Percentage or the Maximum Economic Percentage. Any holder of the Company's voting stock who is not a United States citizen and has not registered its shares on the Foreign Stock Record maintained by us will not be permitted to vote its shares at the Annual Meeting. By signing the proxy card or otherwise appointing one or more representatives of the Company to serve as proxies, the stockholder certifies that such stockholder is a United States citizen as that term is defined in 49 U.S.C. §40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record. As of the Record Date, shares representing less than the Maximum Voting Percentage and the Maximum Economic Percentage are registered on the Foreign Stock Record.
Revocability
You may revoke your proxy at any time before the vote is taken at the virtual Annual Meeting. If you are a stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy), including by means of a telephone or Internet vote; (ii) providing a written notice of revocation to the Corporate Secretary at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, prior to your shares being voted; or (iii) participating in the virtual Annual Meeting and voting. Attendance at the virtual meeting will not cause your previously granted proxy to be revoked unless you vote at the meeting or specifically so request. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the virtual Annual Meeting and voting.
Confidentiality
It is the policy of the Company that all proxy cards, ballots and vote tabulations that identify the vote of a specific stockholder on any matter submitted for a vote of stockholders be kept secret from the Company and its directors, officers and employees, except when (i) disclosure is required by applicable law or regulation, (ii) a stockholder expressly requests such disclosure, or (iii) in a contested proxy solicitation.
12	2021 PROXY STATEMENT

Proxy Solicitation
Proxies may be solicited by directors, executive officers, and other employees of the Company in person or by telephone or mail only for use at the Annual Meeting or any adjournment thereof. The Company has retained Georgeson LLC (“Georgeson”) to assist with the solicitation of proxies for a project management fee of $13,000, plus reimbursement for out-of-pocket expenses. The Company may also engage Georgeson to solicit proxies by telephone for a reasonable additional fee determined on a per-completed-call basis. All solicitation costs will be borne by the Company.
Separate Voting Materials
If you share an address with another stockholder and we sent you a notice of intent to send you a householded mailing, you may receive only one Notice of Internet Availability of Proxy Materials (the “Notice”) unless you have provided contrary instructions. If you wish to receive a separate Notice now or in the future, you may write or call to request a separate copy from:
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attn: Executive Assistant
Telephone: (937) 366-2296
Similarly, if you share an address with another stockholder and have received multiple copies of the Notice, you may write or call us at the above address and phone number to request that in the future, we deliver to you a single copy of the Notice.
Principal Stockholders
To the Company’s knowledge, as of the Record Date, only the following stockholders beneficially owned more than 5% of the outstanding common stock of the Company:
Common Stock Ownership of Certain Beneficial Owners
Name and Address	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding(6)
FMR LLC 245 Summer Street Boston, Massachusetts 02210	7,648,508(1)	12.61%
River Road Asset Management, LLC 462 S. 4th St., Ste 2000 Louisville, Kentucky 40202	6,587,127(2)	10.86%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,099,207(3)	8.41%
Blackrock Inc. 55 East 52nd Street New York, New York 10055	3,920,895(4)	6.46%
Amazon.com, Inc. 410 Terry Avenue North Seattle, Washington 98109	3,620,621(5)	5.97%
(1)
Based solely on an Amendment No. 1 to Schedule 13G filed with the SEC on February 8, 2021, FMR LLC reported sole voting power of 1,511,674 shares, sole dispositive power of 7,648,508 shares, and aggregate beneficial ownership of 7,648,508 shares of common stock as of December 31, 2020.

(2)
Based solely on an Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2021, River Road Asset Management, LLC reported aggregate beneficial ownership and sole dispositive power of 6,587,127 shares and sole voting power of 5,778,926 shares of common stock as of December 31, 2020.

(3)
Based solely on an Amendment No. 6 to Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group, Inc. reported shared voting power of 122,739 shares, sole dispositive power of 4,949,714 shares, shared dispositive power of 149,493 shares, and aggregate beneficial ownership of 5,099,207 shares of common stock as of December 31, 2020.

(4)
Based solely on an Amendment No. 3 to Schedule 13G filed with the SEC on January 28, 2021, Blackrock Inc. reported aggregate beneficial ownership and sole dispositive power of 3,920,895 shares and sole voting power of 3,885,950 shares of common stock as of December 31, 2020.

(5)
Based solely on an Amendment No. 6 to Schedule 13G filed with the SEC on March 8, 2021, Amazon.com, Inc. reported aggregate beneficial ownership, sole voting power, and sole dispositive power of 3,620,621 shares of common stock as of March 5, 2021. On March 8, 2016, pursuant to an Investment Agreement, dated as of March 8, 2016 (the “2016 Investment Agreement”), by and between Amazon.com, Inc. (“Amazon”) and the Company, the Company issued Amazon a warrant (“Warrant-A”) to acquire up to 12,810,629 shares of common

2021 PROXY STATEMENT	13

stock. On March 8, 2018, pursuant to the 2016 Investment Agreement, the Company issued Amazon a warrant (“Warrant-B-1”) to acquire up to an additional 1,591,333 shares of common stock. On September 8, 2020, pursuant to the 2016 Investment Agreement, the Company issued Amazon a warrant (“Warrant-B-2” and together with Warrant-A and Warrant B-1, the “2016 Warrants”) to acquire up to an additional 1,591,333 shares of common stock, which was subsequently adjusted to 506,530 shares of common stock. On December 20, 2018, pursuant to an Investment Agreement, dated as of December 20, 2018 (the “2018 Investment Agreement”), by and between Amazon and the Company, the Company issued Amazon a warrant (the “2018 Warrant”) to acquire up to an additional 14,801,369 shares of common stock. On May 29, 2020, pursuant to the 2018 Investment Agreement, the Company issued Amazon a warrant (the “2020 Warrant,” and together with the 2016 Warrants and the 2018 Warrant, the “Warrants”) to acquire up to an additional 7,014,804 shares of common stock. Shares of common stock subject to the 2018 Warrants vest and become exercisable upon the achievement of certain commercial milestones, subject to certain regulatory approvals and the terms and conditions outlined in the Warrants.
The Warrants include a Beneficial Ownership Limitation, which provides that Amazon is prohibited from exercising the Warrants for such number of shares of common stock as would exceed 4.999% beneficial ownership of all outstanding common stock, subject to certain exceptions. On March 5, 2021, Amazon delivered notices of exercise to the Company to acquire shares of common stock underlying the 2016 Warrants, and as permitted by the terms of the Warrants, Amazon amended the Beneficial Ownership Limitation from 4.999% to 19.999%. Additionally, Amazon filed a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) with the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”). Until the FTC and DOJ complete their review and the expiration or termination of any applicable waiting period pursuant to the HSR Act, the number of shares of common stock that are currently exercisable is calculated with reference to applicable notification and clearance thresholds in the HSR Act, and is reported in this statement with reference to the market price of the common stock (as calculated pursuant to the HSR Act) and the applicable HSR Act thresholds as of March 5, 2021. To the extent the market price of the common stock increases or the applicable HSR Act threshold decreases, the number of shares of common stock beneficially owned by Amazon would decrease. To the extent the market price of the common stock decreases or the applicable HSR Act threshold increases, the number of shares of common stock beneficially owned by Amazon would increase.
(6)	For each stockholder, based on 60,641,436 shares of common stock outstanding as of the Record Date.
14	2021 PROXY STATEMENT

PROPOSAL 1

ELECTION OF DIRECTORS
The Company’s Certificate of Incorporation provides for no fewer than three and no more than twelve directors, as determined from time to time by the Board. The Board is currently comprised of the following 10 members: Richard M. Baudouin, Phyllis J. Campbell, Richard F. Corrado, Joseph C. Hete, Raymond E. Johns, Jr., Laura J. Peterson, Randy D. Rademacher, J. Christopher Teets, Jeffrey J. Vorholt, and Paul S. Williams. The directors were each elected for a one-year term, which expires at the Annual Meeting.
The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and approved by the Board. Each of the nominees, if elected, will serve for a one-year term expiring at the Annual Meeting of Stockholders in 2022 and until the nominee’s respective successor has been duly elected and qualified as provided under the Company's Amended and Restated Bylaws (the “Bylaws”). Each of the nominees has consented to being named in this Proxy Statement and to serve as a director, if elected. If any of the nominees becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating and Governance Committee. However, at this time, the Board has no reason to believe that this will occur. In an uncontested election, our Bylaws provide that a director nominee will be elected only if the nominee receives a majority of the votes cast with respect to such nominee’s election (that is, the number of shares voted “For” a director nominee must exceed the number of shares voted “Against” such nominee). Abstentions and broker non-votes have no effect on the vote. The process that will be followed by the Board in the event that a nominee does not receive a majority of the votes cast is described below under the heading entitled “Majority Voting.”
Set forth below is biographical information concerning each of the nominees for director at the Annual Meeting:
Nominees for Director
Richard M. Baudouin	BIOGRAPHICAL INFORMATION
DIRECTOR SINCE: 2013 AGE: 69
Richard M. Baudouin, age 69, served as Senior Advisor for Infinity Transportation, a company owned by Global Atlantic Financial Corp., from November 2016 to March 2021. Prior to his role at Infinity Transportation, Mr. Baudouin was a principal of Infinity Aviation Capital, LLC, an investment firm involved in aircraft leasing, from March 2011 to November 2016, and was a co-founder and former managing director of Aviation Capital Group (“ACG”), a commercial aircraft leasing company, from December 1989 to June 2010, where he oversaw the marketing and capital markets units of the firm. He worked in the aircraft finance unit of General Electric Capital Corporation from September 1977 to September 1983. Mr. Baudouin is a former board member of the Magellan Group, an engine leasing and aviation parts company, as well as a former board member of ACG and the International Society of Transport Air Trading Board of Governors. He has been a director of the Company since January 2013 and is the Chair of the Nominating and Governance Committee and a member of the Audit Committee. Mr. Baudouin possesses many years of experience in commercial aircraft leasing and financing and has extensive contacts in the global leasing marketplace that assists the Company in further developing and expanding its aircraft leasing business.

Phyllis J. Campbell	BIOGRAPHICAL INFORMATION
DIRECTOR SINCE: 2021 AGE: 69
Phyllis J. Campbell, age 69, has been the Chairman of the Pacific Northwest Region for JPMorgan Chase & Co., a publicly traded company, since April 2009. She is the firm’s senior executive in Washington, Oregon and Idaho, representing JPMorgan Chase at the most senior level. From 2003 to 2009, Ms. Campbell served as President and Chief Executive Officer of The Seattle Foundation, one of the nation’s largest community philanthropic foundations. She was President and Chief Executive Officer of U.S. Bank of Washington from 1993 until 2001 and served as Chair of the bank’s Community Board. She serves on Toyota’s North American Diversity Advisory Board, is the Immediate Past Chair of the US-Japan Council, and a member of the Board of Directors of the Allen Institute, formed in 2003 to unlock the complexities of bioscience to improve human health. Ms. Campbell was a member of the Board of Directors for Alaska Air Group from 2002 through 2020 and of Nordstrom, Inc. from 2005 through 2016. She has received several awards for her corporate and community involvement, including Women Who Make A Difference and Director of the Year from the Northwest Chapter of the National Association of Corporate Directors. She holds a B.A. from Washington State University and an M.B.A. from the University of Washington. She is also a graduate of the Pacific Coast Banking School at the University of Washington and Stanford University’s Executive Management Program. Ms. Campbell has been a director of the Company since January 2021 and is a member of the Audit Committee and the Nominating and Governance Committee. She brings to the Board extensive financial expertise as well as business and governance experience.

2021 PROXY STATEMENT	15

Richard F. Corrado	BIOGRAPHICAL INFORMATION
DIRECTOR SINCE: 2020 AGE: 61
Richard F. Corrado, age 61, is the President and Chief Executive Officer of ATSG. He has served as the Chief Executive Officer since May 2020 and as the President since September 2019. He previously served as the Company’s Chief Operating Officer from September 2017 to September 2019, and the Company’s Chief Commercial Officer from April 2010 to September 2017. He also served as the President of Cargo Aircraft Management Inc, a subsidiary of the Company, from April 2010 to January 2020; and as the President of Airborne Global Solutions, Inc., a subsidiary of the Company, from July 2010 to May 2019. Prior to joining the Company, Mr. Corrado was the President of Transform Consulting Group from July 2006 through March 2010 and the Chief Operating Officer of AFMS Logistics Management from February 2008 through March 2010. He was the Executive Vice President of Air Services and Business Development for DHL Express from September 2003 through June 2006, and the Senior Vice President of Marketing for Airborne Express from August 2000 through August 2003. He holds a B.A. in Economics from Harvard University and an M.B.A. from Boston College. Mr. Corrado has been a director of the Company since May 2020, and brings to the Board the benefit of his many years of experience in the air cargo industry and the day-to-day operations of the Company gained through his years in various senior business leadership roles with the Company, including as President and Chief Executive Officer, Chief Operating Officer and Chief Commercial Officer, as well as during his tenure at both DHL Express and Airborne Express.

Joseph C. Hete	BIOGRAPHICAL INFORMATION
DIRECTOR SINCE: 2003 AGE: 67
Joseph C. Hete, age 67, was the Chief Executive Officer of ATSG from October 2007 to May 2020 and the President of the Company from October 2007 to September 2019. He also served as the Chief Executive Officer of the Company’s subsidiary, ABX Air, Inc., from August 2003 to May 2020; the President of ABX Air, Inc. from January 2000 to February 2008; the Chief Operating Officer of ABX Air, Inc. from January 2000 to August 2003; the Senior Vice President, Chief Operating Officer, of ABX Air, Inc. from January 1997 until January 2000; the Senior Vice President, Administration, of ABX Air, Inc. from 1991 to 1997; and Vice President, Administration, of ABX Air, Inc. from 1986 to 1991. He joined ABX Air, Inc. in 1980 and has been a director of the Company since it became publicly traded in 2003. Among other qualifications, Mr. Hete brings to the Board a deep and extensive knowledge of the air cargo industry and the day-to-day operations of ATSG through his years in various senior business leadership roles with the Company, including as President and Chief Executive Officer.

Raymond E. Johns, Jr.	BIOGRAPHICAL INFORMATION
DIRECTOR SINCE: 2017 AGE: 66
Raymond E. Johns, Jr. (General USAF Ret.), age 66, served as Co-Chief Executive Officer, President, Government and Manufacturing, of FlightSafety International, Inc., a global provider of flight training for commercial, business and military aviation professionals and flight simulation equipment, from October 2018 to August 2019. He joined FlightSafety in 2014 as Senior Vice President, Government. Mr. Johns’ responsibilities were expanded to include manufacturing and technology in 2015. He served in the United States Air Force for 35 years and retired with the rank of General. During his time with the United States Air Force, Mr. Johns led the Air Mobility Command with a fleet of 1,300 aircraft and managed relationships with 120 commercial air carriers. He served as an Air Force Deputy Chief of Staff, and as a White House Fellow. He was responsible for strategic planning and resourcing at the Pentagon, U.S. European and Pacific Commands. Mr. Johns has flown more than 83 aircraft types and was chief test pilot for Air Force One. He received a B.S. in aeronautical engineering from the Air Force Academy, and a M.S. from Central Michigan University. Mr. Johns graduated from the AF Test Pilot School, the Industrial College of the Armed Forces, and attended the Kennedy School of Government at Harvard. He has been a director of the Company since October 2017 and serves as a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Johns possesses a deep understanding of strategic planning and analysis and offers valuable operating perspectives with respect to complex air networks. His former leadership of the AMC, including his experience in managing relationships with the many commercial air carriers that supplement the U.S. Military's air transport operations, provides insight to the Company in seeking to further develop and expand its air cargo and related businesses.

16	2021 PROXY STATEMENT

Laura J. Peterson	BIOGRAPHICAL INFORMATION
DIRECTOR SINCE: 2018 AGE: 61
Laura J. Peterson, age 61, former Vice President, China Business Development, for Boeing Commercial Airplanes, from 2012 to 2016. Prior to that, Ms. Peterson held a series of executive positions at Boeing in aircraft sales, international business development, global strategy, government relations and homeland security from 1994 to 2012. She served on the Executive Leadership Team of Boeing Commercial Airplanes (BCA), as well as on the Executive Leadership Teams of BCA Airplane Production and Supplier Management, BCA Strategy and Boeing International. Ms. Peterson holds a B.S. in Industrial Engineering from Stanford University and an M.B.A. from The Wharton School at the University of Pennsylvania and is a Fellow of the Stanford Distinguished Careers Institute. She has been a director of the Company since June 2018 and serves on the Audit Committee and the Nominating and Governance Committee. Ms. Peterson brings extensive public company aerospace experience and an understanding of the strategic considerations and challenges associated with complex, highly regulated and technology-intensive global industries. Her detailed knowledge of the global commercial aircraft marketplace is insightful to the Board as it oversees the company’s growth as both a lessor and operator of converted freighters throughout the world.

Randy D. Rademacher	BIOGRAPHICAL INFORMATION
DIRECTOR SINCE: 2006 AGE: 64
Randy D. Rademacher, age 64, Senior Vice President, Strategy & Acquisitions, of Reading Rock, Inc., a privately owned manufacturer and distributor of concrete products and other building materials, since 2018. He was the Senior Vice President, Chief Financial Officer, of Reading Rock, Inc., from 2008 to 2018. Prior to that, Mr. Rademacher was the Chief Financial Officer for The Armor Group, a privately owned manufacturer of industrial and commercial products, from 2006 to 2008. He served as the President of Comair Holdings LLC, from 1999 to 2005. During his career at Comair Holdings LLC, Mr. Rademacher also held a number of other positions, including Senior Vice President, Chief Financial Officer, from 1993 to 1999, Vice President, Finance, from 1989 to 1993, Controller from 1986 to 1989, and Director, Corporate Finance, from 1985 to 1986. Mr. Rademacher was a CPA for Arthur Andersen & Co. from 1979 to 1985. Mr. Rademacher has served as the Lead Independent Director of the ATSG Board since May 2020 and formerly served as the Chairman of the ATSG Board from May 2015 to May 2020. He has been a director of the Company since December 2006 and serves as a member of the Audit Committee and the Compensation Committee. Among other qualifications, Mr. Rademacher has substantial senior business leadership experience and expertise in the transportation industry from his service at Comair Holdings LLC. He also offers valuable insight on financial matters because of his work experience and accounting background.

J. Christopher Teets	BIOGRAPHICAL INFORMATION
DIRECTOR SINCE: 2009 AGE: 48
J. Christopher Teets, age 48, is a founding partner of Red Mountain Capital Partners LLC (“Red Mountain”), an investment management firm, a position he has held since February 2005. Before joining Red Mountain, Mr. Teets was an investment banker at Goldman, Sachs & Co. Mr. Teets joined Goldman, Sachs & Co. in 2000 and was made a Vice President in 2004. Prior to Goldman, Sachs & Co., Mr. Teets worked in the investment banking division of Citigroup. He holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics. Mr. Teets has also served as a director of Marlin Business Services Corp., since May 2010, and Nature’s Sunshine Products, Inc., since December 2015, where he serves as Chairman. Mr. Teets previously served as a director of Yuma Energy, Inc., Encore Capital Group, Inc., and Affirmative Insurance Holdings, Inc. Mr. Teets has been a director of the Company since February 2009 and is the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Among other qualifications, Mr. Teets brings to the Board significant business, finance, governance, and investment banking experience as well as public company board experience, which helps the Board of Directors better understand the financial needs, governance trends, and challenges facing the Company.

2021 PROXY STATEMENT	17

Jeffrey J. Vorholt	BIOGRAPHICAL INFORMATION
DIRECTOR SINCE: 2004 AGE: 68
Jeffrey J. Vorholt, age 68, is an independent consultant and private investor. He was formerly a full-time faculty member at Miami University (Ohio) and concurrently an Adjunct Professor of Accountancy at Xavier University (Ohio), from 2001 to 2006. Mr. Vorholt, a CPA and attorney, was the Chief Financial Officer of Structural Dynamics Research Corporation from 1994 until its acquisition by EDS in 2001. Previously, he served as the Senior Vice President of Accounting and Information Systems for Cincinnati Bell Telephone Company and the Senior Vice President, Chief Financial Officer, and director for Cincinnati Bell Information Systems. Mr. Vorholt served as director and Chairman of the Audit Committee for Softbrands, Inc., a global provider of enterprise-wide application software, from 2002 until its acquisition by Infor Global Solutions of Alpharetta, Georgia in 2009. Mr. Vorholt has been a director of the Company since January 2004. He is the Chairman of the Audit Committee and is a member of the Compensation Committee. Among other qualifications, Mr. Vorholt has over 40 years of experience in accounting and financial management, and his knowledge and experience in that field make him an invaluable asset to the Board, particularly through his service on the Audit Committee.

Paul S. Williams	BIOGRAPHICAL INFORMATION
DIRECTOR SINCE: 2021 AGE: 61
Paul S. Williams, age 61, served as a Partner and Managing Director of Major, Lindsey & Africa, LLC, an executive recruiting firm, where he conducted searches for board members, CEOs and senior legal executives from 2005 until his retirement in 2018. He also served as Director of Global Diversity Search at Major, Lindsey & Africa, assisting legal organizations in enhancing their diversity. From 2001 through 2005, Mr. Williams served as Executive Vice President, Chief Legal Officer & Corporate Secretary of Cardinal Health, Inc., a Columbus, Ohio, Fortune Top 20 global healthcare services company. Earlier in his career, he practiced corporate and mergers and acquisitions law and was general counsel of a computer software company. He currently is a director of Compass Minerals International, Inc., Public Storage, Inc., Romeo Power, Inc., as well as for several funds in the American Funds mutual fund family. He is the outgoing President of the National Association of Corporate Directors (NACD) Chicago Chapter. He previously served as a director of Essendant, Inc. (f/k/a United Stationers Inc.), a publicly traded national wholesale distributor of business products, from 2014 through 2019 and served as a director of Bob Evans Farms, Inc., a publicly traded owner and operator of restaurants, from 2007 through 2017. He also served as Lead Independent Director of State Auto Financial Corporation, a publicly traded property and casualty insurance company, on whose board he served from 2003 to 2015. He holds an undergraduate degree from Harvard College and a Juris Doctor degree from Yale Law School. Mr. Williams has been a director of the Company since January 2021 and is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Williams brings to the Board (i) comprehensive legal and regulatory executive management experience in large, publicly traded international companies, including in risk management; (ii) a strong background in human resources and talent development as well as compensation practices; (iii) significant expertise in strategic alliances, mergers and acquisitions; and (iv) substantial diversity and inclusion leadership skills.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AS A DIRECTOR OF THE COMPANY	✔
18	2021 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board of Directors held 10 meetings during 2020 and each director participated in 100% of the board meetings and meetings of the committees of the Board on which the director served during the year. Directors are expected to attend board meetings, meetings of the committees on which they serve, and the annual meeting of stockholders. All of the directors then in office attended the Company’s 2020 Annual Meeting.
Independence
The Board has determined that each of the current directors is independent within the meaning of the independence standards of NASDAQ and the Certificate of Incorporation, as currently in effect, except for Joseph C. Hete, by virtue of his former employment as the Chief Executive Officer of the Company, and Richard F. Corrado, by virtue of his employment as the President and Chief Executive Officer of the Company.
J. Christopher Teets is a Partner of Red Mountain. In considering his independence, the Board considered the fact that Red Mountain is the beneficial owner of 58,594 shares of the Company (based solely on a Form 13F filed with the SEC on November 13, 2020), and concluded that his relationship with Red Mountain does not impact his independence as a director of the Company. As in prior years, the Board took into account that the Company and Red Mountain are parties to a confidentiality and standstill agreement that will remain in effect during Mr. Teets’ tenure as a director of the Company. The agreement imposes confidentiality obligations on Red Mountain and restrictions on its ability to: (i) acquire or agree to acquire, directly or indirectly, more than 17.49% of the issued and outstanding common stock of the Company or any assets of the Company or a subsidiary or division thereof; (ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote, as such terms are used in the rules of the SEC, or seek to advise or influence any person with respect to the voting of any securities of the Company; (iii) nominate or seek to nominate, directly or indirectly, any person to the Board of Directors; (iv) make any public announcement with respect to, or submit a proposal for, or offer of, any extraordinary transaction involving the Company or any of its securities or assets; (v) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) in connection with any of the foregoing; (vi) otherwise act or seek to control or influence the Board of Directors or the management or policies of the Company; (vii) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in (i) through (v) above; or (viii) request for the Company, directly or indirectly, to amend or waive any of the foregoing provisions. In addition, the agreement provides that, for so long as the standstill provisions are in effect and Red Mountain were to beneficially own, directly or indirectly, in excess of 14.9% of the issued and outstanding common stock of the Company, Red Mountain will, except with the prior written consent of the Company or the Board, cause such shares of common stock representing the portion of Red Mountain's beneficial ownership in excess of 14.9% to be voted in accordance with the Board's publicly stated recommendations for voting on such matters.
Majority Voting
The Bylaws provide that, in an uncontested election, each director will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “For” a nominee exceeds the number of shares voted “Against” that nominee. The Bylaws include a director resignation policy providing that, in any uncontested election, in order for any person to become a nominee for the Board, that person must agree to resign from the Board if that nominee does not receive a majority of the votes cast and the Board determines to accept such resignation. In such circumstances, the Board, acting on the recommendation of the Nominating and Governance Committee (which is composed entirely of independent directors), shall, within 90 days of receiving the certified vote pertaining to such election, determine whether to accept the resignation of such unsuccessful nominee and, in making that determination, may consider any factors or other information that it deems appropriate or relevant. The Nominating and Governance Committee and the Board expect an unsuccessful incumbent to voluntarily recuse himself or herself from participation in such deliberations. The Company will promptly publicly disclose the Board's decision and, if applicable, the reasons for rejecting the tendered resignation in a Report on Form 8-K filed with the SEC.
The majority voting standard does not apply, however, in a contested election of directors. An election is deemed to be a contested election if the number of nominees for election as directors at the meeting in question nominated by (i) the Board, (ii) any stockholder, or (iii) a combination thereof exceeds the number of directors to be elected. In such circumstances, directors are instead elected by a plurality of the votes cast, meaning that the nominees receiving the most votes are elected. The determination as to whether an election is a contested election is made as of the record date for the meeting in question. Once an election is determined to be a contested election, the plurality standard shall remain in effect through the completion of the meeting, regardless of whether the election ceases to be a contested election after the record date but prior to the meeting.
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Because the number of director nominees timely nominated for election at the Annual Meeting does not exceed the number of directors to be elected, the election of directors at the Annual Meeting will not be contested. As a result, each of the directors will be elected by a majority of the votes cast at the Annual Meeting.
Director Compensation
The Company uses a combination of cash and long-term incentive compensation to attract and retain qualified candidates to serve on the Board. The Compensation Committee recommends to the Board for its approval the form and amount of compensation paid to the non-employee directors. The Committee reviews the compensation arrangements of the directors on an annual basis, which review includes an evaluation prepared on an annual or bi-annual basis by Willis Towers Watson, an executive compensation consulting firm, retained by the Compensation Committee. The evaluation considers the compensation arrangements for the directors of similar companies.
Like the executive officers, the non-employee directors are also subject to minimum stock ownership requirements. The non-employee directors are required to own and retain the minimum number of shares (including restricted stock units) totaling in value as of the date of grant or purchase, at least three times their annual retainer. Each director is expected to be in compliance with the ownership guidelines on or about the third anniversary of the date on which he or she was elected to the Board.
Cash Compensation
The non-employee directors are each paid an annual retainer for serving on the Board as well as an annual retainer for each of the standing committees of the Board on which they serve. During 2020, the annual retainer paid to each of the non-employee directors for serving on the Board was $70,000 and the annual retainer paid to each of the non-employee directors for serving on a committee of the Board was $7,500. In addition, each non-employee director was entitled to be paid a $1,500 fee for each Board and committee meeting attended (of which the non-employee director is a member) that was in excess of a total aggregate amount of 18 Board and committee meetings during the fiscal year.
The Chairman of the Board, the Lead Independent Director, and the chairman of each of the standing committees of the Board also receive an additional annual fee. During 2020, (i) the Chairman of the Board was paid an annual fee of $125,000; (iii) the Lead Independent Director was paid an annual fee of $20,000, (ii) the Chairman of the Audit Committee was paid an annual chairman fee of $17,000; and (iii) the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee were each paid an annual chairman fee of $10,000.
In addition to compensation for their Board and committee service, the directors are reimbursed during the year for out-of-pocket expenses incurred in the performance of their duties as directors, such as travel, meal and lodging expenses.
Long-Term Incentive Compensation
The long-term incentive compensation awards for the non-employee directors are comprised solely of restricted stock units. Following the approval of the Company’s Amended and Restated 2005 Long-Term Incentive Plan (the “2005 LTI Plan”), restricted stock unit awards were granted to the Company’s non-employee directors on an annual basis. With the adoption of the Company’s 2015 Long-Term Incentive Plan (the “2015 LTI Plan”), non-employee directors have continued to receive restricted stock unit awards on an annual basis. Under the 2015 LTI Plan, the restricted stock units will vest and settle on the first anniversary of the date of the grant, unless the non-employee director elects in advance to defer the settlement to either a specific date after the first anniversary of the date of the grant or the date upon which the non-employee director’s board service ends. The size of the grants are determined by the Board and are based on the Company’s periodic evaluation of the compensation arrangements of other companies prepared by Willis Towers Watson. Awards granted to each of the non-employee directors in March 2021 had a grant value of $105,000.
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Director Compensation Table
The table below summarizes the compensation paid by the Company to its non-employee directors for the fiscal year ended December 31, 2020.
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Total ($)
Richard M. Baudouin	95,000	104,989	199,989
Phyllis J. Campbell(2)	—	—	—
Joseph C. Hete(3)	126,429	—	126,429
Raymond E. Johns, Jr.	85,000	104,989	189,989
Laura J. Peterson	85,000	104,989	189,989
Randy D. Rademacher	138,956	104,989	243,945
J. Christopher Teets	95,000	104,989	199,989
Jeffrey J. Vorholt	102,000	104,989	206,989
Paul S. Williams(2)	—	—	—
(1)	Mr. Corrado, the Company’s Chief Executive Officer, is not included in this table since he is an employee of the Company and therefore receives no compensation for his services as a director.
(2)	Ms. Campbell and Mr. Williams were elected to the Board on January 19, 2021, so received no compensation in 2020.
(3)
Mr. Hete served as the Chief Executive Officer of the Company until his retirement on May 7, 2020, and therefore received no compensation for his services as a director prior to the date of his retirement.

(4)
Each director who was awarded restricted stock units received 5,709 units. The restricted stock units are being reported in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 Compensation—Stock Compensation. The grant date fair value of the awards is based on information included in Note M to the Company’s audited financial statements for the fiscal year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021.

None of our directors or director nominees has any family relationships with any of our other directors or executive officers. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.
Board Committees
The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Audit Committee, Compensation Committee, and Nominating and Governance Committee each consists exclusively of independent directors.
Audit Committee
The Audit Committee is currently composed of Jeffrey J. Vorholt, Chairman, Richard M. Baudouin, Phyllis J. Campbell, Laura J. Peterson and Randy D. Rademacher. Mr. Vorholt has been the Chairman of the Audit Committee since January 2004. The Board has determined that Mr. Vorholt is an “audit committee financial expert” as defined in the rules under the Exchange Act, and that he is independent under NASDAQ Marketplace Rules.
The Audit Committee is generally charged with the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm; reviewing and discussing with management and the independent registered public accounting firm the Company’s annual audited and quarterly consolidated financial statements; reviewing the internal audit function; overseeing the integrity, adequacy and effectiveness of the Company and its subsidiaries’ internal accounting and financial controls; and approving and monitoring the Company and its subsidiaries’ compliance with their codes of conduct. Also, in the performance of its oversight function, the Audit Committee reviews the Company and its subsidiaries’ compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee works closely with management as well as the Company’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance, and receive appropriate funding, from the Company for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Committee held four meetings during 2020.
The Audit Committee performs its work under the guidance of a written charter that was initially approved by the Audit Committee and the Board in August 2003 and was most recently amended in October 2019. The charter of the Audit Committee is available through our Internet website at www.atsginc.com.
The Audit Committee has furnished the following report for inclusion in this Proxy Statement.
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Audit Committee Report
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm, Deloitte (both alone and with management present), the Company's audited consolidated financial statements for the year ended December 31, 2020. The Audit Committee discussed with Deloitte the matters required to be discussed with the independent registered public accounting firm pursuant to AS1301 Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” as currently in effect, and has discussed with Deloitte their independence.
Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee
Jeffrey J. Vorholt, Chairman
Richard M. Baudouin
Phyllis J. Campbell
Laura J. Peterson
Randy D. Rademacher
The above report of the Audit Committee will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.
Compensation Committee
The Compensation Committee is currently composed of J. Christopher Teets, Chairman, Raymond E. Johns, Jr., Randy D. Rademacher, Jeffrey J. Vorholt, and Paul S. Williams. The Compensation Committee is responsible for reviewing, evaluating and making recommendations to the full Board regarding the Company and its subsidiaries’ overall compensation policies and establishing performance-based incentives that support long-term strategic goals, organizational objectives and stockholder interests. The Committee is also responsible for determining the compensation of the Chief Executive Officer based upon the achievement of goals and objectives that are approved by the Committee, and for considering and approving the compensation arrangements for the other executive officers of the Company. This includes base salaries, short-term and long-term incentive awards, equity-related awards, participation in any deferred compensation or retirement plans or arrangements, benefits and perquisites. The Committee also evaluates the target performance goals for the non-executive senior officers and employees of the Company and its subsidiaries. In addition, the Committee oversees the administration of the Company and its subsidiaries' executive compensation plans, programs and arrangements, makes recommendations to the full Board with respect to succession planning for the Chief Executive Officer and other officers of the Company and its subsidiaries, and sets and reviews the compensation for the Board and committee members. The Committee held four meetings during 2020.
The Compensation Committee performs its work under the guidance of a written charter that was initially approved by the Compensation Committee and the Board in August 2003. The charter was most recently amended in October 2019. The Committee’s charter is available through our Internet website at www.atsginc.com.
Nominating and Governance Committee
The Nominating and Governance Committee is currently composed of Richard M. Baudouin, Chairman, Phyllis J. Campbell, Raymond E. Johns, Jr., Laura J. Peterson, J. Christopher Teets, and Paul S. Williams. The Committee is generally charged with identifying individuals qualified to become members of the Board in accordance with the criteria approved by the Board; making recommendations to the full Board with respect to director nominees for each annual meeting of the stockholders; the oversight of environmental, social and governance (“ESG”) matters; developing and recommending to the Board a set of corporate governance principles applicable to the Company; and overseeing the evaluation of the Board and management. The Committee held three meetings during 2020.
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The Nominating and Governance Committee performs its work under the guidance of a written charter that was initially approved by the Nominating and Governance Committee and the Board in March 2004 and was most recently amended in August 2020 for the purpose of specifically delegating to the Committee the responsibility for periodically reviewing and assessing the Company’s significant policies related to environmental and social risks and opportunities, employee health and safety, corporate social responsibility and stakeholder engagement and philanthropy. The Committee’s charter is available through our Internet website at www.atsginc.com.
Consideration of Nominees for Director

Director Qualifications
The Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new directors based on the needs of the Company from time to time. The criteria used in connection with evaluating and selecting new directors include those set forth in the Company’s Corporate Governance Guidelines and Certificate of Incorporation. While these materials do not contain a formal diversity policy, the Corporate Governance Guidelines seek to ensure that candidates can work constructively with people holding diverse viewpoints and can tolerate opposing views. The Corporate Governance Guidelines are available through our Internet website at www.atsginc.com.
In addition to the criteria set forth in the Corporate Governance Guidelines, the Committee will consider whether the director candidate meets the definition of independence set forth under NASDAQ Marketplace Rules, applicable law and the Certificate of Incorporation, as well as the candidate’s skills, occupation and experience in the context of the needs of the Board. The Board will nominate new directors only from candidates identified, screened and approved by the Nominating and Governance Committee. The Nominating and Governance Committee and the Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendation to the Company’s stockholders. Service on boards of other organizations must be consistent with the Company’s conflict of interest policies applicable to directors as set forth in the “Core Requirements” of the Company's “Code of Conduct for Conducting Business.”
The Board recognizes the importance of maintaining a board that is composed of directors with diverse backgrounds and expertise in order to ensure the effectiveness of the Board in its deliberations and in the oversight of the work of management. In addition to the criteria set forth in the Company’s Corporate Governance Guidelines and the other considerations disclosed above under “Director Qualifications,” the Board likewise recognizes that diversity of race, gender, age and cultural and ethnic backgrounds can enhance the effectiveness of a board.
Evaluation of Stockholder Nominees
The policy of the Nominating and Governance Committee is to consider for nomination by the Board, properly submitted stockholder recommendations of potential nominees for membership on the Board. In evaluating such nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications.” There are no differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder, except to the extent provided as follows: (i) such candidates must be able to meet with one or more members of the Committee and/or the Board upon request, and (ii) the stockholder must provide: (a) all written materials that would be necessary for a stockholder to make a nomination pursuant to the Bylaws, which materials must be submitted no later than the time permitted for a stockholder to make a director nomination pursuant to the Bylaws; and (b) other information requested by the Company reasonably related to the recommended individual’s qualifications as a nominee.
Director Nominations by Stockholders
The Bylaws permit stockholders to nominate directors for election at an annual stockholders’ meeting without the prior recommendation of the Nominating and Governance Committee or the nomination of the Board, subject to compliance with applicable notice requirements in the Bylaws. Stockholder nominations to the Board of Directors for the 2022 Annual Meeting of Stockholders must be forwarded to the Chairman of the Nominating and Governance Committee c/o Corporate Secretary, Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, so as to be received not less than 90 days nor more than 120 days prior to the first anniversary of the 2021 Annual Meeting of Stockholders (May 26, 2021); provided, however, that in the event the date of the 2022 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from such first anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following
2021 PROXY STATEMENT	23

the day on which public announcement of the date of such meeting is first made. Any nominations received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company.
Corporate Governance Guidelines
The Company adopted a set of Corporate Governance Guidelines in February 2005 to help the Board fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Guidelines are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines address such topics as the composition of the Board, the selection of Board members, Board independence, the procedures relating to, and the conduct of, Board and committee meetings, the compensation of directors and the Chief Executive Officer, periodic self-evaluations of the Board and committees, and other practices. The Corporate Governance Guidelines are available through our Internet website at www.atsginc.com.
Code of Ethics for the CEO and CFO
The Company has adopted a Code of Ethics that sets forth the policies and business practices that apply to the Company’s Chief Executive Officer and Chief Financial Officer. The Code of Ethics is in compliance with SEC rules and addresses such topics as compliance with laws; full, fair, accurate and timely disclosure of financial results; professional, honest and ethical conduct; conflicts of interest; and reporting procedures and accountability. The Code of Ethics is available through our Internet website at www.atsginc.com.
Code of Conduct for Conducting Business
The Company has adopted a Code of Conduct for Conducting Business that sets forth the policies and business practices that apply to all of the Company’s employees and directors. The Code of Conduct addresses such topics as compliance with laws; moral and ethical conduct; equal employment opportunity; promoting a work environment free from harassment and discrimination; and the protection of intellectual property and proprietary information. The Code of Conduct for Conducting Business is available through our Internet website at www.atsginc.com.
Insider Trading Policy
The Company has adopted an Insider Trading Policy for the directors, executive officers and employees of the Company and its subsidiaries, their family members, and specially designated outsiders who have access to the Company’s material nonpublic information. The policy seeks to ensure compliance with federal and state securities laws governing (i) trading in securities of the Company while in position of material nonpublic information concerning the Company, and (ii) tipping or disclosing material nonpublic information to outsiders. The policy provides for the Company to designate from time to time the directors and executive officers, including the named executive officers, that are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the SEC (“Section 16 Individuals”), and well as certain key employees (“Key Employees”) who, because of their position with the Company, are likely to have access to material nonpublic information. The policy imposes blackout periods and trading windows on the Section 16 Individuals and Key Employees, including all of the directors and named executive officers, restricting their ability to trade in the Company’s securities during specified periods. The policy also prohibits Section 16 Individuals and Key Employees from entering into financial transactions designed to hedge or offset any decrease in the market value of the Company’s securities. The Insider Trading Policy is available through our Internet website at www.atsginc.com.
Related Person Transactions
The charter of the Audit Committee requires the Audit Committee to review and consider whether to approve all related party transactions, as that term is defined in the applicable regulations of the SEC. The Company has not engaged in any related person transactions, as defined by Regulation S-K Item 404(a), since January 1, 2020, nor are there any transactions currently proposed. If any related person transactions arise, the Audit Committee will review and approve such transactions as it deems appropriate.
Executive Sessions
The independent directors of the Company meet in executive session (with no management directors, non-independent directors or management present) on a regular basis and upon the request of one or more independent directors, usually in conjunction with Board and committee meetings. The sessions are scheduled and chaired by the Lead Independent Director or the Chair of the pertinent committee, who is in each case an independent director. The executive sessions include those topics the independent directors deem appropriate.
24	2021 PROXY STATEMENT

Communications with the Board
Stockholders and other parties interested in communicating directly with the Company’s directors or with the non-management directors as a group may do so by writing to the Corporate Secretary at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Board Leadership Structure
The Company’s Bylaws and Corporate Governance Guidelines provide the Board of Directors with the discretion to separate or combine the positions of Chairman of the Board and Chief Executive Officer, provided that in the event the positions are combined, or the Chairman of the Board is not independent, a lead independent director position is established.
In deciding whether to separate the offices of Chairman of the Board and Chief Executive Officer or to combine those offices and appoint a Lead Independent Director, the Board considers what is in the best interests of the Company and its stockholders, taking into consideration the skills and experience of the individual or individuals filling those positions and other relevant factors.
Mr. Hete served as the Chief Executive Officer of the Company from 2003 until his retirement in May 2020, whereupon he was elected as the Chairman of the Board and, in conjunction therewith, Mr. Rademacher was elected to serve as the Lead Independent Director. In connection with Mr. Hete’s retirement, the Board appointed Mr. Corrado as the Chief Executive Officer and he was also elected to the Board. It is anticipated that Mr. Hete will continue to serve as the Chairman of the Board, Mr. Rademacher will continue to serve as the Lead Independent Director, and Mr. Corrado will continue to serve as the Chief Executive Officer and a Director, subject to each of them being re-elected at the Annual Meeting.
Based on the foregoing, the Board has determined that a leadership structure with separate positions of Chairman and Chief Executive Officer continues to be in the best interests of the Company and its stockholders at this time. This structure enables the Chairman and Lead Independent Director to focus on managing the Board’s affairs, including organizational and functional effectiveness, and fulfilling the Board’s fiduciary and other responsibilities. The Chief Executive Officer remains involved in this process by updating the Chairman and the Board in its entirety regarding the day-to-day management of the Company. While the Company has established separate roles for the Chairman of the Board and Chief Executive Officer, they both play a vital role in the management of the Company and must work together closely in order to maximize the Company’s potential.
Our Corporate Governance Guidelines provide that (i) a majority of the directors of the Company shall be “independent directors” as that term is defined in the NASDAQ Marketplace Rules; and (ii) the Chief Executive Officer will be the only employee of the Company who also serves as a director of the Company. As described above under “Independence,” eight of our 10 directors are independent. In addition, all of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are, and will continue to be, independent directors.
The independent directors meet in executive session (with no management directors, non-independent directors or management present) on a regular basis (typically at the time of each quarterly board meeting) and upon the request of one or more independent directors. The Lead Independent Director presides over such executive sessions.
Our Board conducts an annual evaluation to determine whether it and its committees are functioning effectively. As a part of the annual self-evaluation, the Board considers whether the current leadership structure continues to be appropriate for the Company and its stockholders. In addition, the Board reviews the structure of Board and Company leadership as part of the succession planning process.
Board Role in Risk Oversight
The Board recognizes that it has the primary responsibility for risk oversight, with the Board's standing committees supporting the Board by addressing the risks inherent in their respective areas of oversight. In meeting its responsibilities, the Board seeks to (i) concentrate on the broader risk implications of a strategic direction, while allowing the committees to focus on specific areas of risk, (ii) ensure that management has implemented appropriate systems to manage risk, and (iii) ensure that it is providing effective risk oversight through its committee structure and oversight processes.
The Board amended the Nominating and Governance Committee Charter in 2020 for the purpose of specifically delegating to such Committee the oversight of environmental, social and governance (“ESG”) matters, including environmental and social risks and opportunities, employee health and safety, the Company’s approach to corporate social responsibility and activities related to stakeholder engagement and philanthropy.
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Environmental, Social and Governance Matters
During 2020, the Board and management sharpened its focus on environmental, social and governance (“ESG”) matters in recognition of the increasing importance of these issues to our stockholders, employees and other stakeholders. While the Company has historically engaged in meaningful ESG efforts, we are now working to formalize our ESG strategy and processes and improve our disclosure concerning such matters. The Company’s ESG efforts and initiatives include the following:
Environmental Stewardship
The Company believes that sustainable business practices are important to our continued growth and future success. Through our business partnerships, we continuously seek new ways to reduce our environmental footprint, with efforts currently focused on the following resource management initiatives:
•
Fuel Efficiency and Emissions Reduction: Fuel efficiency improvement is critical to the Company’s ability to manage its carbon footprint. The Company’s air carrier subsidiaries seek to incorporate fuel conservation best practices into their daily standard operating procedures, so conservation is the norm, not the exception. In 2020, we partnered with two of our largest customers to begin installing technology on our aircraft that can be used to track and reduce fuel consumption through predictive maintenance practices and optimizing the flight configuration of the aircraft. Two of our airlines are also in the process of installing more advanced flight planning software similar to that already in use at our third airline, which utilizes real-time weather conditions to provide flight crews with better data about optimal flight altitudes and speeds, and can result in significant fuel and emissions savings. In addition, all three of our airlines have been approved to utilize sustainable aviation fuel in their flight operations.

•
Landfill Reduction: We collect and recycle scrap metal from aircraft and equipment, paper, shipping materials, and fluorescent lighting; we have and continue to implement computer-based training programs/communications in lieu of paper materials, including electronic flight operations manuals; and we incinerate and treat generated waste through a licensed environmental facility.

•
Energy Efficiency: In 2020, the Company installed more energy efficient HVAC equipment and replaced inefficient lighting fixtures with new LED retrofits in the Company’s hangars and offices in Wilmington, Ohio and Tampa, Florida, improving light quality and safety throughout the hangars while reducing our annual operating costs and energy consumption by more than 20%.

•
Product Conservation: Aircraft tires are retreaded up to six times through our service providers; we evaluate the environmental impact and recycled content when purchasing office supplies; and we collect and recycle batteries used throughout our operations.

•
Chemical Minimization: (i) We seek to use coating materials with lower chemical compounds (VOC's) that meet aircraft specifications whenever possible to reduce the impact on air quality; (ii) we use water-based paints for line painting to minimize the environmental to impact on local water sheds; (iii) we seek to reduce the use of chemical applications in our aircraft/pavement deicing operations through training and operational procedures; (iv) we seek to fully utilize spill cleanup materials per manufacturers’ specifications until they are disposed of through an environmental vendor; (v) we utilize water evaporator technology to reduce the amount of rinse water wastes from solvent operations; and (vi) we seek to minimize current waste streams that are generated by our operations whenever possible.

•
Resource Renewal/Reuse: Among other efforts, we (i) use recycled paint thinner/solvent to wash parts and equipment; and (ii) collect and recycle used oil and jet fuel from aircraft and ground support equipment.

Corporate Social Responsibility

COVID-19 Pandemic Response
Since the beginning of the COVID-19 pandemic, our priority has been for the safety of our employees and the continuing ability of our Company to serve our customers. In March 2020, the Company initiated daily leadership calls to plan for workforce health and safety while continuing operations during the pandemic. Similarly, the leadership of our human resources and marketing departments also met daily to focus on consistent communications concerning COVID-19 across the Company in support of the Company’s efforts to minimize the spread of the virus among employees. These efforts include daily temperature checks, distributing and requiring face masks, periodically disinfecting our facilities, frequent cleaning of high touch surfaces, supporting remote working, travel restrictions, promoting social distancing and frequent hand washing, contact tracing, quarantining, and other practices prescribed by the Centers for Disease Control and Prevention. The Company has also instituted a policy of additional paid leave to support our employees impacted by COVID-19.
26	2021 PROXY STATEMENT

Diversity and Inclusion
In April 2020, ATSG created the position of Vice President, Human Capital, which reports directly to the President and Chief Executive Officer. While each of the Company’s operating subsidiaries continue to have their own human resources functions reporting to subsidiary leadership, this position is focused on harmonizing human resources strategy across all subsidiaries. The Vice President, Human Capital, is tasked with coordinating and enhancing human resource programs critical to the companies’ go-forward improvement in the areas of performance management and training, diversity, succession management, recruitment, and benefits, with the goal of developing our human resources strategy to be best-in-class in aligning our human capital needs with our business strategy.
During 2020, ATSG, in consultation with an outside consultant, launched a diversity and inclusion campaign throughout the organization. The campaign began with a corporatewide cultural survey to gain a baseline understanding of how our employees experience their work environment, providing our more than 5,000 employees with an opportunity to participate on an anonymous basis. We subsequently provided our employees with an overview of the results of the baseline survey, including areas of strength as well as those areas in which the Company can improve. The leadership teams at each of our operating subsidiaries are developing action plans to be implemented in response to the survey results. We intend to conduct another employee survey in early 2022 to gauge our progress.
Further, all of our more than 500 personnel in leadership positions have attended inclusion training and each operating subsidiary has been tasked with ensuring that all newly hired or promoted leaders receive such training.
In January 2021, the Board increased the size of the Board and elected Phyllis J. Campbell and Paul S. Williams to fill the resulting vacancies, which enhanced the gender and racial diversity of our Board.
Community Engagement
We are committed to being a positive force in our communities and a great place to work. We recognize that our employees and our culture are the foundation of our success. Our culture includes giving back to the communities in which we live. The Company supports a wide range of charities, including through the efforts of our employees in giving back to our communities through volunteerism.
Employees of the Company and its subsidiaries have organized an annual charity drive every autumn since 1984. The drive first began as a Christmas fund-raising activity by the employees of ABX Air, to help the local United Way support various agencies and programs in and around Wilmington, Ohio. The charity drive has grown with the Company to what today raises hundreds of thousands of dollars through various activities during the campaign and throughout the year.
The Company’s annual charity drive contributions for 2020 totaled more than $400,000. This year’s campaign, branded “We Rise by Lifting Others,” invited our more than 5,300 employees who work for ATSG companies to participate in fundraising activities to benefit a range of charitable organizations, including the United Way, American Cancer Society, American Diabetes Association, American Heart Association, American Red Cross, ATSG Cares, Habitat for Humanity, and Wounded Warrior Project, among others. The majority of the campaign’s donations come from employee contributions and the number of employees contributing to the campaign this year increased by more than 50% over the prior year.
During the first part of 2021, ATSG worked with local authorities, Kroger Health, the State of Ohio, and the Ohio Governor’s Office to secure the location for a mass COVID-19 vaccination site at the Wilmington Air Park in Wilmington, Ohio. The site, which began operations in April 2021, serves as one of 15 large-scale vaccination sites across Ohio.
Governance Matters
The Board, in consultation with the Nominating and Governance Committee, regularly reviews our corporate governance and adjusts the same as necessary to maintain leading governance practices. In August 2020, the Board amended the Nominating and Governance Committee Charter for the purpose of delegating to such Committee the oversight and review of ESG matters. The Committee’s charter is available through our Internet website at www.atsginc.com.
In 2020, the Company also engaged an ESG consulting firm to assist management in developing a more robust approach with respect to the Company’s strategy, processes, and disclosure concerning ESG matters. This initiative included interviews with investors to gain their perceptions concerning ATSG from an ESG standpoint, including with respect to the industries in which we participate; interviews/surveys with employees involved in ESG matters; benchmarking the Company’s sustainability disclosures with selected peers; and researching and seeking alignment across ESG rating agencies and frameworks. We intend to leverage ESG frameworks, rating agency and external stakeholder feedback to drive the Company’s future disclosures and messaging concerning our ESG efforts.
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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Compensation Philosophy and Objectives
The Compensation Committee believes that the compensation paid to its executive officers should assist the Company in attracting and retaining talented leaders and encouraging a high level of effective and ethical management in the best interests of the Company and its stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. To this end, the Compensation Committee strives to ensure that the Company’s executive compensation program is competitive with that of similarly situated companies and rewards the achievement of short and long-term goals that align the interests of its executives and stockholders in seeking to increase stockholder value.
Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2020, as well as the other individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.”
Chief Executive Officer’s Role in the Compensation Decision Process
The Compensation Committee considers recommendations from the Chief Executive Officer with respect to the base salaries of the named executive officers (other than himself) and the performance measures to be utilized under the Company's short-term incentive compensation plan. In making his recommendations, the Chief Executive Officer utilizes materials prepared by Willis Towers Watson, as further described below, including a peer group analysis, and completes an objective and subjective review of each executive’s responsibilities and performance over the prior year. The Chief Executive Officer plays no role in the compensation process and is not present during voting or deliberations, with respect to his own compensation.
Establishing Compensation Levels
The Compensation Committee ordinarily meets during the first half of each year to review the base salaries for each of the executive officers and to approve incentive awards for the previous year based upon previously established performance measures. All changes to base salaries are typically effective on July 1st for the year in which they are set. The Compensation Committee has traditionally authorized the grant of equity awards under the Company's long-term term incentive plan no earlier than the close of the market on the second or third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-end.
During the first half of the year, the Compensation Committee also typically establishes incentive goals for the current year based upon the Chief Executive Officer’s recommendations.
Compensation Consultant
The Compensation Committee is authorized to retain the services of independent advisers to assist it in carrying out its responsibilities. In 2020, the Compensation Committee engaged Willis Towers Watson to prepare a competitive executive compensation assessment for the named executive officers and an update with respect to executive compensation trends and developments. The assessment was based on general industry compensation survey data, and an analysis of the proxy statements of 13 publicly traded transportation industry competitors, logistics companies and regional airlines. The revenue scope used to adjust the general industry compensation survey data to the Company’s size was $1.45 billion, which is approximately an 8% increase from the Company’s projected revenues for 2019 that were used in the previous analysis prepared by Willis Towers Watson. The proxy peer group (with median revenues of $2 billion) consisted of the following companies:
•	Air Lease Corporation	•	Mesa Air Group, Inc.
•	Allegiant Travel Company	•	Park Ohio Holdings Corp.
•	Atlas Air Worldwide Holdings, Inc.	•	Sky West, Inc.
•	Echo Global Logistics, Inc.	•	Spirit Airlines, Inc.
•	Forward Air Corp.	•	Radiant Logistics, Inc.
•	Hawaiian Holdings, Inc.	•	Willis Lease Finance Corp.
•	Hub Group, Inc.
The 2020 assessment included: (i) a review of the Company's current executive compensation program and its components; (ii) a comparison of the named executive officers' compensation, including base salary, target bonus opportunities, target total cash
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compensation, long-term incentive opportunities and target total compensation relative to the 25th, 50th and 75th percentiles for executives holding comparable positions based on general industry survey data; and (iii) a comparison of the components of the compensation of each of the named executive officers relative to their counterparts in the proxy peer group.
The assessment established compensation guidelines for the named executive officers, providing data on the 25th, 50th (median) and 75th percentile pay levels in the competitive market. The Compensation Committee has identified the 50th (median) percentile as the targeted pay level.
The Compensation Committee utilized the competitive compensation assessment in evaluating the ongoing competitiveness of the Company's compensation arrangements for 2020. In this regard, the general industry survey data and proxy peer group analysis contained in the competitive compensation assessment constituted a material component of the Compensation Committee’s evaluation of the Company’s compensation arrangements for 2020 with respect to the named executive officers. The Compensation Committee, in consultation with Willis Towers Watson, determined that the Company’s executive compensation program was structured appropriately and in keeping with current trends and best practice design.
To minimize the potential for conflicts of interest, our policy is to limit the use of Willis Towers Watson to only executive and director compensation and benefits matters. Further, the Compensation Committee has the sole authority to retain or terminate Willis Towers Watson as the Committee's executive compensation consultant and to approve its fees and other terms of engagement. In connection with its engagement of Willis Towers Watson, the Compensation Committee considered various factors bearing upon Willis Towers Watson's independence, including, but not limited to, the amount of fees received by Willis Towers Watson from the Company as a percentage of Willis Towers Watson's total revenues, Willis Towers Watson's policies and procedures designed to prevent and mitigate conflicts of interest, and the existence of any business or personal relationships that could impact Willis Towers Watson's independence. After reviewing these and other factors, the Compensation Committee determined that Willis Towers Watson was independent and that its engagement did not present any conflicts of interest. Willis Towers Watson also provided the Company with a written statement in which it indicated its belief that it serves as an independent advisor to, and has no conflicts of interest involving, the Company.
Compensation and Risk
The Board of Directors, in consultation with the Compensation Committee and management, believes that the Company's compensation policies and practices, including the Company's executive compensation program, do not create risks that are reasonably likely to have a material adverse effect on the Company. The Board believes that the following characteristics of the Company's compensation policies and practices are effective in reducing the possibility of the executive officers, individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:
•
The base salaries the Company pays to its executive officers are generally consistent with salaries paid for comparable positions in the Company's industry, and provide the Company's executive officers with a steady income while reducing the incentive to take risks in pursuit of short-term benefits.

•
The Company's short-term and long-term incentive compensation plans are well-defined and based on stated formulas that respectively cap the maximum bonus and shares that may be earned, thereby reducing the incentive for excessive risk taking.

•	The Company's executive compensation program is designed to include a significant level of long-term incentive compensation, which discourages short-term risk taking.
•	The performance period and vesting schedule for long-term incentives overlap, which reduces the motivation to maximize performance in any one period.
•
The Compensation Committee retains an external executive compensation consultant at least once every two years to advise it on market practices and the suitability of its compensation actions and decisions.

•
The Company has adopted (i) a Code of Ethics for the Chief Executive Officer and Chief Financial Officer that provides for the forfeiture of bonuses and equity compensation under certain situations; (ii) an Insider Trading Policy that prohibits the directors, named executive officers and other designated employees from entering into financial transactions designed to hedge or offset any decrease in the market value of the Company’s securities; (iii) a Code of Conduct for Conducting Business; and (iv) a Corporate Compliance Plan, each of which are designed to reinforce the balanced

2021 PROXY STATEMENT	29

compensation objectives established by the Compensation Committee. The Code of Ethics for the Chief Executive Officer and Chief Financial Officer, Insider Trading Policy, Code of Conduct for Conducting Business, and Corporate Compliance Plan are available through our Internet website at www.atsginc.com.
•
The Company has adopted stock ownership guidelines for the named executive officers, which the Board believes helps to align the interests of the named executive officers with the interests of stockholders, thereby discouraging excessive risk taking.

Advisory Votes on Executive Compensation
At our annual stockholders’ meetings held in May 2020, 2019 and 2018, approximately 99%, 98% and 98% of the shares cast at the meetings (excluding abstentions and broker non-votes) were respectively voted in favor of the advisory vote on the executive compensation reported in the Company's proxy statement. While the advisory vote is non-binding, the Compensation Committee and the Board of Directors reviews and considers the voting results with respect to advisory votes on executive compensation when making future decisions regarding the Company's executive compensation program and intends to hold future advisory votes on executive compensation every year.
Components of Executive Compensation for 2020
The Company’s executive compensation and benefits package consists of direct compensation (base salary, short-term cash incentives and long-term equity-based incentives) and Company-sponsored retirement and benefit plans. The components of the named executive officers’ compensation packages are designed to contribute to a total package that is competitive, appropriately performance-based and valued by the Company’s executives. The Compensation Committee strives to align the mix of executive officer compensation between cash and non-cash and short-term and long-term incentive compensation with the competitive benchmarking described above.
Base Salary
The Company provides the named executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salary for the Chief Executive Officer and the other named executive officers, although the base salaries for the latter are determined in consultation with the Chief Executive Officer. The Compensation Committee typically reviews the base salaries of the named executive officers during the first half of the year as part of the Company’s performance review process, as well as in the event of a promotion or other change in job responsibilities. This review primarily takes into account a compensation analysis, such as the Willis Towers Watson analysis described above; an internal review of the executive’s compensation, both on an individual basis and relative to other executives; and the individual performance of the executive, as evaluated by the Chief Executive Officer.
In May 2020, the Compensation Committee met in executive session, outside of the presence of Mr. Corrado, to discuss his compensation arrangements for 2020, taking into consideration his anticipated promotion to Chief Executive Officer. The Committee reviewed and discussed the components of Mr. Corrado's current compensation utilizing the materials prepared by Willis Towers Watson that are described above and, based thereon, increased his base salary, effective upon his promotion on May 7, 2020. Further, the Compensation Committee, in consultation with the Chief Executive Officer and utilizing the materials prepared by Willis Towers Watson, increased the base salaries paid to Messrs. Berger, Koharik, Payne and Turner, effective on July 1, 2020. The increases in the base salaries paid to Messrs. Berger, Koharik, Payne and Turner were made in order to cause their respective target total compensation to be more in alignment with the market median/50th percentile being targeted by the Company. The base salaries paid to the named executive officers in 2020 are set forth in the “Salary” column of the “Summary Compensation Table” below.
Short-Term Incentive Compensation
During 2020, the Company's executives, including the named executive officers, had the potential to earn incentive compensation under the Company’s Executive Incentive Compensation Plan (the “EIC Plan”). The purpose of the EIC Plan is to incentivize executive management to achieve short-term corporate goals. Under the EIC Plan, participants are eligible to receive a cash bonus utilizing a formula that establishes a bonus amount, expressed as a percentage of base salary, based upon the extent of achievement of performance measures that are prescribed under the EIC Plan. The performance measures selected, and the relevant weight given to each such performance measure, may vary by participant, provided that, unless otherwise determined by the Compensation Committee, bonuses will be based on at least two performance measures, one of which will be net income from continuing operations. The other performance measures that may be utilized under the EIC Plan include revenue growth,
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return on capital, earnings per share, shipment growth, increase in stock price, return on assets, service or personal goals. The cash-incentive bonus opportunity for each participant varies depending upon the position held and ranges from 4.8% to 150% of the participant's base salary earned during the year. The threshold, target and maximum bonus potentials for the named executive officers in 2020 included the following:
Named Executive Officer	Threshold	Target	Maximum
Richard F. Corrado	10% of base salary	100% of base salary	150% of base salary
Quint O. Turner	6% of base salary	60% of base salary	100% of base salary
Edward J. Koharik, III	6% of base salary	60% of base salary	100% of base salary
W. Joseph Payne	6% of base salary	60% of base salary	100% of base salary
Michael L. Berger	6% of base salary	60% of base salary	100% of base salary
The Compensation Committee determines: (i) the threshold, target and maximum bonus percentages and, based thereon, the potential cash bonus amounts; (ii) the performance measures and the weight to be given to each performance measure; and (iii) the extent of the achievement thereof, for the Chief Executive Officer. Similarly, the Compensation Committee makes the same determinations with respect to the other named executive officers in consultation with the Chief Executive Officer. In May 2020, the Compensation Committee met in executive session, outside of the presence of the Chief Executive Officer, to discuss Mr. Corrado’s compensation arrangements for 2020. The Committee reviewed and discussed the components of Mr. Corrado’s current compensation utilizing the materials prepared by Willis Towers Watson that are described above and, based thereon, no changes were made to his bonus percentages under the EIC Plan for 2020. Further, the Compensation Committee, in consultation with the Chief Executive Officer and utilizing the materials prepared by Willis Towers Watson, made no changes to the bonus percentages under the EIC Plan for Messrs. Berger, Koharik, Turner and Payne for 2020. The Compensation Committee determined that, after taking into consideration the increases in the respective base salaries paid to the Chief Executive Officer and the other named executive officers described above, their respective total compensation was sufficiently in alignment with the market median/50% percentile being targeted by the Company.
For 2020, 80% of the named executive officers’ bonus opportunity was based upon the level of achievement of net income from continuing operations, and 20% of their bonus opportunity was based upon the level of achievement of personal goals (the “Strategic Objectives”). The Compensation Committee determined that: (i) Mr. Corrado had achieved 81% of the bonus potential for the performance measure associated with net income from continuing operations and 100% of the bonus potential associated with the Strategic Objectives; and (ii) Messrs. Berger, Koharik, Payne and Turner had achieved 77% of the bonus potential for the performance measure associated with net income from continuing operations and 100% of the bonus potential associated with the Strategic Objectives. The following table shows for each of Messrs. Corrado, Turner, Koharik, Payne and Berger: (i) the performance measures utilized; (ii) the relevant weight given to the performance measures based on net income from continuing operations and in the aggregate for the Strategic Objectives; (iii) the potential bonus amounts at threshold, target and maximum, for the achievement of the performance measures based on net income from continuing operations, and in total for the Strategic Objectives; and (iv) the actual cash incentive bonus achieved for the performance measures under the EIC Plan for 2020:
	Component of 2020 Bonus	Potential Bonus Attainment			Actual 2020 Bonus(2)
		Minimum	Target	Maximum
Richard F. Corrado
Net Earnings from Continuing Operations	80.0%	$52,038	$520,385	$780,577	$634,870
Strategic Objectives(1)	20.0%	13,010	130,096	195,144	195,144
Total					$830,014
Quint O. Turner
Net Earnings from Continuing Operations	80.0%	$22,283	$222,831	$371,385	$285,966
Strategic Objectives(1)	20.0%	5,571	55,708	92,846	92,846
Total					$378,812
Edward J. Koharik, III
Net Earnings from Continuing Operations	80.0%	$20,538	$205,385	$342,308	$263,577
Strategic Objectives(1)	20.0%	5,135	51,346	85,577	85,577
Total					$349,154
W. Joseph Payne
Net Earnings from Continuing Operations	80.0%	$20,298	$202,985	$338,308	$260,497
Strategic Objectives(1)	20.0%	5,075	50,746	84,577	84,577
Total					$345,074
Michael L. Berger
Net Earnings from Continuing Operations	80.0%	$18,535	$185,354	$308,923	$237,871
Strategic Objectives(1)	20.0%	4,634	46,338	77,231	77,231
Total					$315,102
(1)
For 2020, the Strategic Objectives for each of the named executive officers concerned a combination of the following topics: stockholder relations matters, customer relations matters, strategic sales and marketing initiatives, information technology improvements, supply chain initiatives, human resources initiatives, continuous improvement efforts, ESG matters, and strategic business initiatives.

(2)	Mr. Hete retired from the Company on May 7, 2020 and therefore did not receive an award under the EIC Plan in 2020.
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The Compensation Committee believes that the Company’s overall incentive program, including the EIC Plan, is meaningfully performance based. In this regard, the Chief Executive Officer and other named executive officers were awarded an annual cash bonus under the EIC Plan attributable to the performance measure associated with net operating income from continuing operations based on the Company’s performance in 2020, 2019 and 2018.
The amounts paid to the named executive officers under the EIC Plan for 2020 are also set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.
Long-Term Incentive Compensation
The Company's executives, including the named executive officers, and senior management are eligible to participate in the Company's 2015 LTI Plan. The purpose of the 2015 LTI Plan is to foster and promote the long-term financial success of the Company, to reward performance and to increase stockholder value by providing participants appropriate incentives and awards, to enable the Company to attract and retain the services of outstanding individuals, to encourage stock ownership in the Company, and to align the interests of management and directors with that of stockholders. The 2015 LTI Plan authorizes a wide range of equity awards, including stock options, restricted stock awards, restricted stock units, stock awards, stock appreciation rights and performance-based awards payable in shares or cash and other forms of equity compensation.
Since the approval of the 2015 LTI Plan, the Compensation Committee has granted restricted stock awards and performance-based stock unit awards to the Company’s named executive officers and other executives and members of the senior management group on an annual basis. The amount of the total long-term incentive grants to be received by each named executive officer is typically determined by multiplying the officer's base salary by a percentage, the latter of which depends on the position held. In 2020, the percentage was 150% for Messrs. Corrado and Turner and 100% for Messrs. Berger, Koharik and Payne. The restricted stock awards and performance-based stock unit awards are typically divided evenly, so that half of the long-term incentive compensation value is delivered in restricted stock and half is delivered in performance-based stock units. The number of shares of restricted stock and performance-based stock units to be received is determined by dividing the value derived above by the closing stock price on the date of grant. The Compensation Committee has traditionally authorized the grant of awards no earlier than at the close of the market on the second or third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-end.
The Compensation Committee granted restricted stock awards and performance-based stock awards under the 2015 LTI Plan to the Company’s named executive officers and other executives and members of the senior management group in March 2020. The Compensation Committee met in executive session, outside the presence of the Chief Executive Officer, in discussing his compensation arrangements for 2020.
Restricted Stock Awards
Under the restricted stock award agreements, shares of stock are issued in the name of each of the participant employees, but are held in escrow until they fully vest. The performance period is ordinarily 36 months, with the shares vesting approximately 34 months from the date of grant. The employees may exercise any voting rights associated with the restricted stock while in escrow, and any dividends paid on the restricted stock are also held in escrow and paid once they are fully vested. The restrictions are removed and the stock is distributed to the employees if they are actively employed at the end of the vesting period, but such awards may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.
The number of shares of restricted stock that were granted to each of the named executive officers during fiscal year 2020, all of which will vest at the end of the restriction period, are set forth in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the “Grants of Plan-Based Awards Table” below.
Performance-Based Stock Unit Awards
Under the performance-based stock unit award agreements, the performance units are converted to an equal number of shares of common stock and paid out or forfeited, depending upon whether and the extent to which certain performance criteria are met during the performance period. The performance period is ordinarily 36 months. The performance-based stock units consist of two types - stock performance units and return-on-invested-capital (“ROIC”) units. The agreements provide for an equal number of stock performance units and ROIC units, based on their respective target award potential.
The performance criteria for the stock performance units are based upon the extent to which the appreciation in the Company’s stock during the performance period equals or exceeds the total stockholder return performance of the NASDAQ Transportation Index during the same period. Under the 2015 LTI Plan, each award agreement specifies the 40th, 50th and 75th stock
32	2021 PROXY STATEMENT

performance unit percentile level as the threshold, target and maximum percentile level, respectively, indicating when the stock performance awards are earned or forfeited. For performance outcomes between the threshold and maximum percentile levels, the actual awards are interpolated.
The performance criteria for the ROIC units under the 2015 LTI Plan are based upon how the Company’s average return on invested capital during the performance period compares to the levels specified under the award agreements. The criteria for determining the extent to which ROIC units are earned or forfeited is based on invested capital for the same period during the prior fiscal year. Each award agreement specifies a threshold, target and maximum ROIC unit percentile level, indicating when the ROIC awards are earned or forfeited. The Compensation Committee seeks to establish a threshold percentile level that is perceived by management as being reasonably achievable and a target and maximum percentile level that rewards superior performance. For performance outcomes between the threshold and maximum percentile levels, the actual awards are interpolated.
Under the 2015 LTI Plan, the performance-based stock units (both stock performance units and ROIC units) may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.
The number of performance-based stock units that were granted to each of the named executive officers under the 2015 LTI Plan during fiscal year 2020, all or a portion of which may vest at the end of the performance period, depending upon and the extent to which the performance criteria are met during the performance period, are set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards Table” below.
Equity Compensation Plan Information
The following table sets forth the number of shares of common stock subject to outstanding restricted stock units granted under the 2005 LTI Plan and outstanding restricted stock units, restricted stock and performance-based stock units granted under the 2015 LTI Plan, as well as the number of shares available for future award grants under the 2015 LTI Plan, in each case, as of the Record Date. The Company has no other compensation plans pursuant to which equity awards may be granted.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	1,553,373	N/A	981,684
Total	1,553,373	N/A	981,684
CARES Act Compensation Restrictions
In May 2020, two of the Company’s airline subsidiaries, Omni Air International, LLC (“Omni”) and Air Transport International, Inc. (“ATI”), each entered into a Payroll Support Program Agreement with the U.S. Department of Treasury that provides certain payroll support relief payments under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which was enacted to provide emergency assistance to individuals, families and businesses affected by COVID-19. Under the terms of the Payroll Support Agreements, the total compensation of Omni’s and ATI’s executive officers, as well as those of their other airline affiliate, ABX Air, Inc., whose total compensation exceeded $425,000 in calendar year 2019 is limited during any 12 consecutive month period beginning March 24, 2020 through October 1, 2022, to the total compensation such officer received in 2019, as defined under the Payroll Support Agreements. The majority of the named executive officers of ATSG also serve as an executive of an airline subsidiary of the Company or have otherwise voluntarily agreed to become subject to the limitations in the interest of internal equity. The limitations on executive compensation will have a material impact on the compensation of the affected named executive officers during the applicable period, beginning in the first quarter of 2021.
Stock Ownership Guidelines
To better align the interests of the Company's executives, including the named executive officers, with the interests of stockholders, the Committee requires that certain executives, including the named executive officers, maintain a minimum ownership interest in the Company. The amount of stock required to be owned and retained is based on the minimum number of shares totaling in value as of the date of grant or purchase (including any restricted stock grants) a multiple of the executive's annual base salary, which multiple depends upon the position held. As Chief Executive Officer, Mr. Corrado is required to own and retain the minimum number of shares totaling in value as of the date of grant or purchase at least three times his annual base
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salary. The Chief Financial Officer (Mr. Turner); Chief Operating Officer (Mr. Koharik); Chief Legal Officer and Secretary (Mr. Payne); and Chief Commercial Officer (Mr. Berger) are each required to own and retain the minimum number of shares totaling in value as of the date of grant or purchase at least two times their respective annual base salaries. The Company’s executives, including the named executive officers, are expected to be in compliance with the ownership guidelines on or about the third anniversary of the date on which the executive was first elected to the position held. All of the named executive officers are in compliance with the stock ownership guidelines except for Mr. Koharik, who joined the Company in September 2019.
Prohibition on Hedging Company Stock
The Company’s Insider Trading Policy provides for the Company to designate from time to time the Section 16 Individuals, as well as certain key employees (“Key Employees”) who, because of their position with the Company, are likely to have access to material nonpublic information. The policy expressly prohibits these individuals from entering into financial transactions designed to hedge or offset any decrease in the market value of the Company’s securities. The Company’s Insider Trading Policy is discussed further under the heading entitled “Insider Trading Policy.”
Company-Sponsored Retirement and Benefit Plans
Retirement Plans
ATSG and its subsidiaries have several retirement plans for their executives, including the named executive officers, and other employees who are not covered by a collective bargaining agreement. However, as described below, all but two of the retirement plans have been frozen or are no longer the subject of contributions. The named executive officers participate in one or more of the following plans: (i) the ABX Air Capital Accumulation Plan, which is both a defined contribution 401(k) plan (the “CAP 401(k) 5%”) and a voluntary 401(k) salary deferral plan (the “CAP 401(k)”); (ii) the ABX Air Retirement Income Plan (the “RIP”), which is a defined benefit pension plan; (iii) the ABX Air Profit Sharing Plan (the “PSP”), which is a defined contribution plan; (iv) the ABX Supplemental Executive Retirement Plan (the “SERP”), which is a non-qualified and unfunded plan that provides for benefits in excess of statutory limits; and (v) the Air Transport Services Group, Inc. Nonqualified Deferred Compensation Plan (the “DCP”), which is a non-qualified plan that provides deferred compensation in excess of statutory limits.
All eligible full and part-time non-union employees of ATSG and certain of its subsidiaries, including the named executive officers, who complete one year of service and work at least 1,000 hours during the year receive a Company contribution to the CAP 401(k) 5%. Under the CAP 401(k) 5%, employees that have completed three continuous years of employment with the Company and worked at least 1,000 hours each year, earn the right to receive benefits upon termination. Contributions are calculated as the product of 5% of eligible annual pay for each year of service, and the contributions are deposited in the CAP 401(k) 5%. Similarly, all eligible full and part-time non-union employees of ATSG and certain of its subsidiaries, including the named executive officers, may elect to participate in the CAP 401(k), which is a 401(k) plan that allows voluntary deferrals of up to 75% of an employee’s pay, subject to IRS income limits.
Messrs. Payne and Turner are eligible to receive benefits under the RIP. The RIP is a floor offset pension plan that works in step with the PSP (No contributions have been made to the PSP for non-union employees since December 31, 1999 or for union employees since December 31, 2009.). Under the RIP, all eligible full and part-time non-union employees of ATSG that have completed five continuous years of employment with the Company earn the right to receive benefits upon termination at the normal retirement age of 65 or reduced benefits upon early retirement on or after age 55, with 10 or more years of service. Retirement benefits are calculated as the product of 2% times the final average annual eligible pay for the first 25 years of service and 0.5% times the final average annual eligible pay for each year after the first 25 years of service, less the actuarial equivalent of the PSP balance. The RIP was frozen on January 14, 2010, and, as such, no years of service or average monthly compensation have been credited to the participants since that date in determining the benefit available under the RIP.
Messrs. Payne and Turner are eligible to receive benefits under the SERP. The SERP provides an age 62 targeted benefit of 50% of a participant’s Final Average Earnings (“FAEs”) for 25 or more years of service, which benefit is reduced by 4% a year for each year of service less than 25 years. In addition, a participant may elect early retirement as early as age 55 provided he or she has at least 10 years of service with the Company. The benefit is reduced by 6% a year for early retirement before age 62. Participants become vested in the SERP after completing 5 years of service with the Company. Prior to the date upon which the SERP was frozen, benefits earned through the formula were offset by benefits from Social Security, the RIP, the PSP and the CAP 401(k) 5%. The SERP was frozen on April 14, 2009. Accordingly, years of service used to calculate the targeted benefit as well as FAEs were frozen as of that date.
Each of the named executive officers are eligible to receive benefits under the DCP. The DCP provides deferred compensation to a select group of management and highly compensated employees (except for any person so employed under the terms of a collective bargaining agreement) in an amount equal to the retirement contributions that cannot be made to the qualified plan in
34	2021 PROXY STATEMENT

which the eligible employee participates due to IRS compensation limits. The annual contributions made on behalf of the named executive officers participating under the DCP are dependent upon a number of factors, including the salary and bonus paid to the named executive officer during the year, the terms of the qualified plan in which he participates, and the annual IRS compensation limit (The annual contributions made on behalf of the named executive officers under the DCP for 2020 are set forth in footnote 6 to the “Summary Compensation Table” below.).
Benefit Plans
The core benefit package for the named executive officers and all other employees of the Company includes health, dental, vision, short and long-term disability, group term life insurance, accidental death and dismemberment (“AD&D”) insurance, and certain post-retirement benefits. The core benefit package is designed to assist the Company in retaining and attracting employees for key positions. The core benefit package for all of the employees of ATSG, including the named executive officers, also includes business travel accident insurance. The named executive officers participate in the Company’s benefit plans on the same basis as all other Company employees, except to the extent described under the heading “Retirement Plans” and “Potential Payments upon Termination or Change in Control.”
Employment Agreements, Severance Pay Plan and Change-in-Control Agreements
Employment Agreements
The Company does not have employment agreements with any of its named executive officers that specify a term of employment or guarantee minimum levels of compensation.
Severance Pay Plan
Each of the named executive officers participates in the Air Transport Services Group, Inc. Severance Pay Plan for Senior Management (the “Severance Plan”), which covers certain designated key employees of the Company and its subsidiaries. Under the terms of the Severance Plan, if a named executive officer (i) is terminated by the Company for any reason other than for “Cause” (as defined in the Severance Plan), death or disability, or (ii) resigns on account of “Good Reason” (as defined in the Severance Plan), the covered employee will receive the following severance benefits: (1) a continuation of annual base salary for the covered employee's severance period; (2) a pro rata annual incentive bonus for the fiscal year in which the covered employee's employment termination occurs, which bonus will be paid at the same time that bonuses are paid under the applicable plan or policy; and (3) a continuation of eligibility to participate during the applicable severance period in the Company's medical, dental, vision and prescription drug plans in which the covered employee was participating (including the covered employee's spouse and eligible dependents); provided that to receive such coverage, the covered employee must pay the amount that the covered employee would have been required to pay if such covered employee were employed by the Company at such time. The severance period for Mr. Corrado is 24 months and the severance periods for Messrs. Berger, Koharik, Payne and Turner is 18 months.
If a covered employee is also a party to a change in control agreement and there is a change in control that results in such covered employee being entitled to receive severance benefits thereunder, the Severance Plan will cease to be applicable to such covered employee, with all payments and benefits to such covered employee arising out of any termination of the employment of such covered employee to be determined and paid in accordance with the terms of such change in control agreement. Similarly, if a covered employee is also a party to an employment agreement with the Company that provides for severance payments and benefits following termination of employment under the same or similar circumstances as are set forth in the Severance Plan, then the Severance Plan will not be applicable to such covered employee so long as such employment agreement is in effect.
As a condition for a covered employee to be eligible to participate in the Severance Plan, and to receive severance benefits under the Severance Plan, a covered employee must agree to comply with the restrictive covenants thereunder, including (i) a confidential information disclosure restriction during the term of the covered employment and thereafter, (ii) a non-competition restriction during the term of the covered employee’s employment and for the stated Restriction Period after such termination of employment and (iii) a non-solicitation restriction applicable to the solicitation of actual or prospective customers, employees and contractors of the Company during the term of the covered employee’s employment and for the Restriction Period after such termination of employment. The Restriction Period for Mr. Corrado is 24 months and for Messrs. Berger, Koharik, Payne and Turner is 18 months.
The Compensation Committee may amend, suspend or terminate the Severance Plan at any time; provided that (i) no amendment, suspension or termination may materially adversely affect a covered employee’s entitlements under the Severance Plan without the prior written consent of such adversely affected covered employee and (ii) no such amendment, suspension or
2021 PROXY STATEMENT	35

termination will give the Company the right to recover any amount paid to a covered employee prior to the date of such amendment, suspension or termination or to cause the cessation and termination of payments of severance benefits to any person under the Severance Plan receiving severance benefits.
Change-in-Control Agreements
The Company has entered into change-in-control agreements with certain of its executives, including the named executive officers. Information regarding applicable payments under such agreements for the named executive officers is set forth under the section titled “Potential Payments Upon Termination or Change in Control” below.
Financial Restatements
Certain bonuses and equity compensation received by the Chief Executive Officer and Chief Financial Officer must be forfeited as required by applicable law if the Company is required to prepare an accounting restatement due to material non-compliance by the Company as a result of misconduct with any financial reporting requirements under the securities laws.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, performance-based compensation arrangements could qualify for an exemption from the deduction limit if they satisfied various requirements under Section 162(m). As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the definition of covered employees was expanded to generally include all named executive officers. Although we maintain compensation plans that were intended to permit the award of deductible compensation as qualified performance-based compensation under Section 162(m) prior to the Tax Cuts and Jobs Act of 2017, subject to the Act’s transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million.
Accounting for Stock-Based Compensation
The Company began accounting for stock-based payments in accordance with the requirements of FASB ASC Topic 718, beginning with the initial grant of awards under the Company’s 2005 LTI Plan and continuing with grants made under the 2015 LTI Plan.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2021 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, each as filed with the Securities and Exchange Commission.
Respectfully submitted,
The Compensation Committee
J. Christopher Teets, Chairman
Raymond E. Johns, Jr.
Randy D. Rademacher
Jeffrey J. Vorholt
Paul S. Williams
The above report of the Compensation Committee will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.
36	2021 PROXY STATEMENT

Summary Compensation Table
The following table sets forth the total compensation earned by, including the stock awards granted to, each of the named executive officers for the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018.
Name and Principal Position	Year	Salary ($)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Joseph C. Hete(1)	2020	$430,769	$—	$1,231,954	$—	$251,348	$15,078	$1,929,149
Chief Executive Officer	2019	773,077	—	935,055	1,207,237	251,800	16,567	3,183,736
	2018	750,000	—	797,523	721,800	—	16,900	2,286,223
Richard F. Corrado	2020	650,482	—	846,496	830,014	—	95,532	2,422,524
President & Chief Executive Officer	2019	536,538	157,098	665,744	523,661	—	72,709	1,955,750
	2018	484,615	38,660	476,373	291,900	—	68,524	1,360,072
Quint O. Turner	2020	464,231	—	668,883	378,812	300,359	72,965	1,885,250
Chief Financial Officer	2019	429,615	—	540,449	414,149	272,658	68,646	1,725,517
	2018	414,231	20,820	433,553	236,300	—	69,409	1,174,313
Edward J. Koharik, III	2020	427,885	—	411,911	349,154	—	16,821	1,205,771
Chief Operating Officer	2019	100,000	92,000	174,825	—	—	135,435	502,260
	2018	—	—	—	—	—	—	—
W. Joseph Payne	2020	422,885	—	411,911	345,074	127,884	65,677	1,373,431
Chief Legal Officer & Secretary
	2019	389,231	—	386,573	381,446	113,285	61,009	1,331,544
	2018	366,538	37,062	380,028	204,330	—	61,850	1,049,808
Michael L. Berger	2020	386,154	—	366,563	315,102	—	58,706	1,126,525
Chief Commercial Officer	2019	338,846	—	330,683	334,102	—	16,124	1,019,755
	2018	258,750	17,980	326,950	180,700	—	12,086	796,466
(1)	Mr. Hete retired from the Company on May 7, 2020. He currently serves as the Chairman of the Board of Directors for the Company.
(2)
The Compensation Committee, in consultation with Mr. Hete, awarded an additional discretionary cash incentive bonus to Mr. Corrado and a discretionary cash incentive bonus to Mr. Koharik in 2019. The Compensation Committee, in consultation with Mr. Hete, awarded an additional discretionary cash incentive bonus to Messrs. Berger, Corrado, Payne and Turner for 2018. At Mr. Hete's request, the Compensation Committee did not award to him an additional discretionary cash incentive bonus in 2018.

(3)
The amounts shown reflect the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock and performance-based stock units under the 2015 LTI Plan. The amounts shown for the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2020 would have been: Mr. Hete ($1,698,053), Mr. Corrado ($1,166,760), Mr. Turner ($921,949), Mr. Koharik ($567,754), Mr. Payne ($567,754) and Mr. Berger ($505,249). Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2019 would have been: Mr. Hete ($1,223,490), Mr. Corrado ($868,000), Mr. Turner ($704,012), Mr. Payne ($532,549) and Mr. Berger ($455,554). Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2018 would have been: Mr. Hete ($1,102,600), Mr. Corrado ($658,600), Mr. Turner ($599,400), Mr. Payne ($525,400) and Mr. Berger ($326,950). Assumptions used in the calculation of these amounts are included in Note M to the Company’s audited financial statements for the fiscal year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The 2015 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(4)
The amounts shown reflect the award of cash incentive compensation on March 12, 2021, March 13, 2020 and March 15, 2019, under the EIC Plan. The EIC Plan is described in further detail above under the heading “Short-Term Incentive Compensation.” Mr. Hete did not participate in the EIC Plan in 2020. Mr. Koharik did not participate in the EIC Plan in 2019.

(5)
The amounts shown reflect the respective actuarial increases in the present value of the named executive officers’ benefits under the RIP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The SERP provides an age 62 targeted benefit of 50% of a participant’s Final Average Earnings (FAEs) at 25 years of service. For each year of service below 25 years, a 4% per year reduction factor is applied. If a participant retires between ages 55 and 62, an additional 6% per year reduction factor is applied. The targeted 50% benefit is offset by the RIP (before the PSP offset) or the actuarial equivalent of the employer contribution under the CAP 401(k) 5% and an estimated Social Security benefit based on the maximum amount. If a participant terminates prior to age 55, the SERP benefit will be payable at age 55. If a participant does not have 5 years of service at termination, they are not eligible for a SERP benefit. The SERP benefit will be paid as a lump sum based on RP 2000 annuitant mortality projected to 2018 and 5.55% interest. Messrs. Berger, Corrado, and Koharik do not participate in the RIP or the SERP. In 2018, the present value of Mr. Hete's benefits decreased by $453,250. In 2018, the present value of Mr. Turner's and Mr. Payne's benefits decreased by $86,177 and $38,555, respectively. The RIP and the SERP are described in further detail above under the heading “Retirement Plans.”

(6)
The amounts shown reflect the value of contributions made by the Company to each of the named executive officers pursuant to the CAP 401(k) 5%, the value of contributions made by the Company to each of the named executive officers under the DCP, and the dollar value of life insurance premiums paid by the Company for the benefit of each of the named executive officers, as follows:

(a)
The amounts for Mr. Hete include contributions made by the Company pursuant to the CAP 401(k) 5% ($14,250, $14,000 and $13,750 for 2020, 2019 and 2018, respectively) and the value of life insurance premiums paid by the Company ($828, $2,567 and $3,150 for 2020, 2019 and 2018, respectively).

2021 PROXY STATEMENT	37

(b)
The amounts for Mr. Corrado include contributions made by the Company pursuant to the CAP 401(k) 5% ($14,250, $14,000 and $13,750 for 2020, 2019 and 2018, respectively) and the DCP ($77,705, $55,356 and $52,202 for 2020, 2019 and 2018, respectively), and the value of life insurance premiums paid by the Company ($3,577, $3,353 and $2,573 for 2020, 2019 and 2018, respectively).

(c)
The amounts for Mr. Turner include contributions made by the Company pursuant to the CAP 401(k) 5% ($14,250, $14,000 and $13,750 for 2020, 2019 and 2018, respectively) and the DCP ($55,933, $51,964 and $53,465 for 2020, 2019 and 2018, respectively), and the value of life insurance premiums paid by the Company ($2,782, $2,683 and $2,195 for 2020, 2019 and 2018, respectively).

(d)
The amounts for Mr. Koharik include contributions made by the Company pursuant to the CAP 401(k) 5% ($14,250 and $2,308 for 2020 and 2019, respectively), the value of life insurance premiums paid by the Company ($2,571 and $1,242 for 2020 and 2019, respectively) and relocation assistance paid by the Company ($131,885 for 2019).

(e)
The amounts for Mr. Payne include contributions made by the Company pursuant to the CAP 401(k) 5% ($14,250, $14,000 and $13,750 for 2020, 2019 and 2018, respectively) and the DCP ($48,893, $44,587 and $46,168 for 2020, 2019 and 2018, respectively), and the value of life insurance premiums paid by the Company ($2,534, $2,422 and $1,932 for 2020, 2019 and 2018, respectively).

(f)
The amounts for Mr. Berger include contributions made by the Company pursuant to the CAP 401(k) 5% ($14,250, $14,000 and $10,938 for 2020, 2019 and 2018, respectively) and the DCP ($42,134 for 2020), and the value of life insurance premiums paid by the Company ($2,323, $2,124 and $1,148 for 2020, 2019 and 2018, respectively).

Grants of Plan-Based Awards Table
The following table summarizes the grants of plan-based awards made to each of the named executive officers during the fiscal year ended December 31, 2020.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Hete	3/4/2020*				11,410	16,300	24,450		$332,683
	3/4/2020**				8,150	16,300	32,600		299,757
	3/4/2020							32,600	599,514
	N/A	$—	$—	$—
Richard F. Corrado	3/4/2020*				7,840	11,200	16,800		228,592
	3/4/2020**				5,600	11,200	22,400		205,968
	3/4/2020							22,400	411,936
	N/A	65,048	650,481	975,722
Quint O. Turner	3/4/2020*				6,195	8,850	13,275		180,629
	3/4/2020**				4,425	8,850	17,700		162,752
	3/4/2020							17,700	325,503
	N/A	27,854	278,539	464,231
Edward J. Koharik, III	3/4/2020*				3,815	5,450	8,175		111,235
	3/4/2020**				2,725	5,450	10,900		100,226
	3/4/2020							10,900	200,451
	N/A	25,673	256,731	427,885
W. Joseph Payne	3/4/2020*				3,815	5,450	8,175		111,235
	3/4/2020**				2,725	5,450	10,900		100,226
	3/4/2020							10,900	200,451
	N/A	25,373	253,731	422,885
Michael L. Berger	3/4/2020*				3,395	4,850	7,275		98,989
	3/4/2020**				2,425	4,850	9,700		89,192
	3/4/2020							9,700	178,383
	N/A	23,169	231,692	386,154
(1)
The amounts shown reflect the threshold, target and maximum payment levels under the EIC Plan. The EIC Plan is described in further detail above under the heading “Short-Term Incentive Compensation.” There is no grant date for awards made under the EIC Plan. The actual payments were made on March 12, 2021 and are disclosed above under the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Hete did not participate in the EIC Plan in 2020.

(2)
The amounts shown reflect the threshold, target and maximum number of shares of Company stock that can be awarded to each of the named executive officers with respect to the grant of stock performance units and ROIC units made under the 2015 LTI Plan. The 2015 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The stock performance units are identified with a single asterisk (*) and the ROIC units are identified with a double asterisk (**).

(3)
The amounts shown reflect the number of shares of restricted stock that were awarded to each of the named executive officers under the 2015 LTI Plan. The 2015 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

38	2021 PROXY STATEMENT

(4)
The amounts shown reflect the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock and performance-based stock units under the 2015 LTI Plan. This amount assumes the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assumptions used in the calculation of these amounts are included in Note M to the Company’s audited financial statements for the fiscal year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The 2015 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2020.
		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)			Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Name	Grant Date	Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	3/1/2019	—	5,467	4,100	$—	$171,336	$128,494
	5/20/2019	—	—	—	—	—	—
	3/4/2020	—	—	—	—	—	—
Richard F. Corrado	3/1/2019	11,500	11,500	8,625	360,410	360,410	270,308
	5/20/2019	5,700	—	—	178,638	—	—
	3/4/2020	22,400	22,400	16,800	702,016	702,016	526,512
Quint O. Turner	3/1/2019	9,300	9,300	6,975	291,462	291,462	218,597
	5/20/2019	4,700	—	—	147,298	—	—
	3/4/2020	17,700	17,700	13,275	554,718	554,718	416,039
Edward J. Koharik, III	7/31/2019	7,500	—	—	235,050	—	—
	3/4/2020	10,900	10,900	8,175	341,606	341,606	256,205
W. Joseph Payne	3/1/2019	8,300	8,300	6,225	260,122	260,122	195,092
	3/4/2020	10,900	10,900	8,175	341,606	341,606	256,205
Michael L. Berger	3/1/2019	7,100	7,100	5,325	222,514	222,514	166,886
	3/4/2020	9,700	9,700	7,275	303,998	303,998	227,999
(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units that were granted to each of the named executive officers for fiscal years 2019 and 2020 under the 2015 LTI Plan. The 2015 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The grants made in fiscal years 2019 and 2020 will vest on December 31, 2021, and December 31, 2022, respectively.

(2)
The amounts shown were calculated using a per share value of $31.34, the closing market price of our common stock on December 31, 2020. In addition, the amounts shown assume that the stock performance units and the ROIC units will be paid out at the maximum level for both the 2020 and 2019 awards, based on the Company’s performance under the respective awards as of December 31, 2020.

Vested Equity Awards at Fiscal Year-End Table
The following table sets forth information about equity awards held by the named executive officers that vested as of December 31, 2020.
	Number of Shares Acquired on Vesting (#)(1)			Value Realized on Vesting ($)(2)
Name	Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	—	6,622	7,400	$—	$176,741	$197,506
Richard F. Corrado	8,900	5,933	6,631	278,926	158,352	176,981
Quint O. Turner	8,100	5,400	6,035	253,854	144,126	161,074
Edward J. Koharik, III	—	—	—	—	—	—
W. Joseph Payne	7,100	4,733	5,290	222,514	126,324	141,190
Michael L. Berger	13,000	—	—	407,420	—	—
(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units that were granted to each of the named executive officers for fiscal year 2018 that vested as of December 31, 2020, under the 2015 LTI Plan. The 2015 LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(2)
The amounts shown were calculated using a per share value of $31.34 for the restricted stock, which was the closing market price of our common stock on the date of vesting, December 31, 2020, and a per share value of $26.69 for the performance-based stock units, which was the closing market price of our common stock on the date that the stock was issued, March 1, 2021.

2021 PROXY STATEMENT	39

Pension Benefits Table
The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each of the named executive officers, under the RIP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.
Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Joseph C. Hete	Retirement Income Plan	29.3	$1,203,883
	Supplemental Executive Retirement Plan	25.0	3,803,004
Richard F. Corrado(3)	Retirement Income Plan	N/A	—
	Supplemental Executive Retirement Plan	N/A	—
Quint O. Turner	Retirement Income Plan	21.6	945,087
	Supplemental Executive Retirement Plan	20.8	875,225
Edward J. Koharik, III(3)	Retirement Income Plan	N/A	—
	Supplemental Executive Retirement Plan	N/A	—
W. Joseph Payne	Retirement Income Plan	14.7	709,707
	Supplemental Executive Retirement Plan	13.9	—
Michael L. Berger(3)	Retirement Income Plan	N/A	—
	Supplemental Executive Retirement Plan	N/A	—
(1)	The RIP and the SERP are described in further detail above under the heading, “Retirement Plans.”
(2)
The valuation method and assumptions used to calculate the amounts shown are included in Note J to the Company’s audited financial statements for the fiscal year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021, and are based on the SERP in effect as of December 31, 2020.

(3)	Messrs. Berger, Corrado and Koharik do not participate in the RIP or the SERP.
Potential Payments Upon Termination or Change in Control
Payments Made Upon Retirement
Certain of the named executive officers participated in the RIP and the SERP in 2020. These plans are discussed above under the heading “Retirement Plans” and the present value of accumulated benefits payable to each of the named executive officers under these plans is described above under the heading “Pension Benefits Table.”
In addition, the restriction on any shares of restricted stock granted pursuant to the Company's long-term incentive plans would be removed automatically and the stock would be distributed to the executive in conjunction with his or her retirement. Further, a pro-rata portion of the award of any performance-based stock units granted under such plans would be paid out to the executive at the end of the performance period.
Payments Made Upon Disability
Under the terms of ATSG's short-term disability plan, each of the named executive officers would be entitled to receive 50% of his annual base salary (up to a maximum of $1,000 per week) for a six-month period beginning 15 days from the date he first became disabled. In the event the named executive officer continued to be disabled for a period longer than six months, he would be entitled to participate under the Company’s long-term disability plan. Under ATSG’s long-term disability plan, the named executive officer would be entitled to receive two-thirds of his annual base salary (up to a maximum of $15,000 per month) during the period of disability. The payments would continue until the named executive officer died, ceased to have a disability or reached his normal retirement age for purposes of receiving Social Security benefits. The definition of disability is the same as that used for the disability plans covering all full-time non-union employees of ATSG. Namely, the named executive officer must be unable to perform the material and substantial duties of his occupation. Further, after 24 months, the named executive officer must be unable to perform the duties of any gainful occupation for which he is reasonably fitted by education, training or experience. The disability benefits would be reduced by any benefits payable under the Company’s pension plans, social security, workers compensation or via subrogation against a third party.
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the named executive officer in the event he was to become disabled. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the named executive officer at the end of the performance period.
Payments Made Upon Death
In the event of the death of a named executive officer, his surviving spouse would receive those amounts that have accrued and vested under the RIP and the SERP, if any, in the form of a 50% joint and survivor benefit and his beneficiaries would receive those
40	2021 PROXY STATEMENT

amounts that have accrued and vested under the PSP, which benefit plans are discussed above in this Proxy Statement, including under the headings “Summary Compensation Table” and “Retirement Plans.” In addition, the named executive officer’s beneficiaries would receive life insurance proceeds in the amount of two and one-half times his annual base salary, rounded up to the next $10,000, up to a maximum of $1,500,000. Further, in the event the cause of death was attributable to an accident, the beneficiaries would receive an additional two and one-half times the named executive officer’s annual base salary, rounded up to the next $10,000, up to a maximum of $1,500,000 over and above the life insurance benefit. Further, in the event the cause of death was attributable to an accident while traveling on company business, the beneficiaries would receive an additional two times annual base salary, rounded up to the next $1,000, up to a maximum of $500,000 over and above the life insurance benefit and accidental death benefit.
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the name executive officer's beneficiaries in the event of his death. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the named executive officer's beneficiaries at the end of the performance period.
Payments Upon Change in Control
The Company has entered into change-in-control agreements with certain of its executives, including the named executive officers, as described below under the heading “Potential Payments Upon Termination or Change in Control Table.” The purpose of the agreements is to assist in retaining the executives and better enable them to function effectively without distraction in the event that uncertainty as to the future control of the Company and/or a subsidiary should arise as the result of a merger proposal or acquisition attempt by third parties. The agreements provide that, in the event of a change in control of the Company or the subsidiary that employs the executive, the executive will have the right to remain employed, at not less than his or her respective rate of compensation in effect as of the date of the change in control, for at least four years thereafter.
A change in control is generally defined in the agreements as (i) the direct or indirect acquisition by any person of a greater than 50% ownership interest in or voting power over the Company or the subsidiary of the Company that employs the executive, (ii) the direct or indirect acquisition by any person, within any 12 month period, of a 30% or more ownership interest in or voting power over the Company or the subsidiary of the Company that employs the executive, (iii) a majority of the members of the Board are replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (iv) the acquisition by any person, within any 12 month period, of assets from the Company or the subsidiary of the Company that employs the executive that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the subsidiary, as applicable.
The change-in-control agreements generally provide that, if an executive is terminated without “cause” (defined as willful and continued failure to perform duties after demand from the Board, or willful or gross misconduct) within four years after a change in control, the Company must pay the executive, in addition to all accrued compensation, the equivalent of two years’ (three years’ in the case of the Chief Executive Officer) salary and bonus. In addition, the executive is entitled to the continuation of his or her group health insurance coverage and certain other benefits for the remainder of the term of the agreement, reimbursement for outplacement services and, if a participant, increased benefits under the SERP. The Company or subsidiary that employs the executive is required to provide the same additional compensation and benefits described above in the event an executive officer resigns due to a material reduction in his or her salary, authority, duties or responsibilities or a material change in the geographic location of his or her employment within four years of a change in control.
The change-in-control agreements that the Company has with each of the named executive officers do not require the Company to make tax gross-up payments to reimburse the executive officers for any excise tax and associated income taxes on excess parachute payments as outlined under Section 280G and 4999 of the Internal Revenue Code.
The 2015 LTI Plan provides that in the event of a business combination (as defined therein), the restrictions on any shares of restricted stock will lapse and the stock will be distributed. In addition, the performance objectives imposed on any performance-based stock units will be deemed to have been met at the target level or any higher level actually achieved as of the date of the change in control (the “Accelerated Units”) and the executive will receive cash or stock (depending on the nature of the change in control) as if the performance period ended on the date of the change in control. The amount awarded with respect to performance-based stock units will be determined by multiplying the Accelerated Units by the number of whole months between the beginning of the performance period and the date of the change in control divided by the number of whole months in the performance period.
2021 PROXY STATEMENT	41

Potential Payments Upon Termination or Change in Control Table
The table below shows potential payments to each of the named executive officers upon (i) retirement, (ii) disability, (iii) death or (iv) termination upon a change in control of the Company. The amounts shown assume that a termination was effective as of December 31, 2020 and are estimates of the amounts that would be paid to the executive officers upon their termination in addition to the base salary and bonus earned by the executives during 2020 and any applicable pension amounts payable to the executive officers described above under the headings “Pension Benefits” and “Pension Benefits Table.” The actual amounts that would be paid can only be determined at the actual time of an executive officer’s termination.
Name(9)	Type of Benefit	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause or for Good Reason After a Change in Control ($)
Richard F. Corrado	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	1,500,000	—
	Restricted Stock(3)	1,241,064	1,241,064	1,241,064	1,241,064
	Performance-Based Stock Units(4)	829,988	829,988	829,988	829,988
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	4,515,042
	Health Care Continuation Coverage(6)	—	—	—	92,534
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	20,400
	Job Outplacement Services(8)	—	—	—	10,000
Quint O. Turner	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	1,150,000	—
	Restricted Stock(3)	993,478	993,478	993,478	993,478
	Performance-Based Stock Units(4)	663,625	663,625	663,625	663,625
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	1,677,624
	Health Care Continuation Coverage(6)	—	—	—	92,526
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	17,527
	Job Outplacement Services(8)	—	—	—	10,000
Edward J. Koharik, III	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	1,070,000	—
	Restricted Stock(3)	—	576,656	576,656	576,656
	Performance-Based Stock Units(4)	—	199,270	199,270	199,270
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	1,548,308
	Health Care Continuation Coverage(6)	—	—	—	5,416
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	16,871
	Job Outplacement Services(8)	—	—	—	10,000
W. Joseph Payne	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	1,040,000	—
	Restricted Stock(3)	601,728	601,728	601,728	601,728
	Performance-Based Stock Units(4)	502,746	502,746	502,746	502,746
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	1,520,148
	Health Care Continuation Coverage(6)	—	—	—	112,246
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	16,624
	Job Outplacement Services(8)	—	—	—	10,000
42	2021 PROXY STATEMENT

Name(9)	Type of Benefit	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause or for Good Reason After a Change in Control ($)
Michael L. Berger	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	980,000	—
	Restricted Stock(3)	526,512	526,512	526,512	526,512
	Performance-Based Stock Units(4)	436,932	436,932	436,932	436,932
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	1,410,204
	Health Care Continuation Coverage(6)	—	—	—	131,201
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	16,132
	Job Outplacement Services(8)	—	—	—	10,000
(1)
This amount represents the value of long-term disability payments for one year. However, the executive officer would receive short-term disability benefits for the first six months of any disability, which in the case of the named executive officers would constitute 50% of their base salary (up to a maximum of $1,000 per week).

(2)
This amount assumes the cause of death was not attributable to an accident. The following amounts would be paid to the named executive officers’ beneficiaries in the event the cause of death was attributable to an accident: Mr. Corrado ($3,000,000), Mr. Turner ($2,300,000), Mr. Koharik ($2,140,000), Mr. Payne ($2,080,000) and Mr. Berger ($1,960,000). Further, the following amounts would be paid to the executive officers’ beneficiaries in the event the cause of death was attributable to an accident while traveling on business: Mr. Corrado ($3,500,000), Mr. Turner ($2,800,000), Mr. Koharik ($2,640,000), Mr. Payne ($2,580,000) and Mr. Berger ($2,460,000).

(3)
These amounts were calculated using a per share value of $31.34, the closing market price of our common stock on December 31, 2020. Mr. Corrado became eligible for early retirement as of November 27, 2014. Mr. Turner became eligible for early retirement as of December 6, 2017. Mr. Payne became eligible for early retirement as of December 7, 2018. Mr. Berger became eligible for early retirement as of December 16, 2020.

(4)
These amounts were calculated using a per share value of $31.34, the closing market price of our common stock on December 31, 2020. In addition, the performance-based stock units awarded in 2019 and 2020 were valued at the maximum amount for the stock performance units and the ROIC units.

(5)
This amount constitutes the equivalent of two years’ (three years in the case of Mr. Corrado) salary and bonus for the named executive officer as well as the cash value of contributions that the Company would have made on his behalf for a 3-year period under the CAP 401(k) 5%.

(6)
Under the change-in-control agreement, the Company will pay the named executive officer’s health insurance premiums for the remaining term of the agreement provided that the executive has elected COBRA continuation coverage and, at the end of such continuation coverage period, shall arrange for the executive to receive health benefits substantially similar to those which the executive was receiving immediately prior to the termination of the coverage period.

(7)
This amount constitutes the value of life, AD&D, short-term disability and long-term disability insurance premiums that the Company would have paid on the named executive officer's behalf for the four-year term of the change-in-control agreement and is merely intended as an estimate.

(8)	This constitutes the maximum amount that the Company will pay or reimburse to the named executive officer for job outplacement services under the terms of the change-in-control agreement.
(9)	Mr. Hete retired from the Company on May 7, 2020 and is therefore not included in this table.
CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the Company’s and its consolidated subsidiaries’ employees to the annual total compensation of Mr. Corrado, the Chief Executive Officer, for the year ended December 31, 2020.
The median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, except the Chief Executive Officer, for 2020 was $54,840. The annual total compensation of the Chief Executive Officer of the Company for 2020 was $2,422,524. Based on this information, the annual total compensation of the Chief Executive Officer was approximately 44 times that of the annual total compensation of our median employee in 2020.
The above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K, using the methodology and material assumptions, adjustments and estimates described below. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions and adjustments, and make reasonable estimates and assumptions reflecting their compensation practices, our pay ratio may not be comparable to the pay ratio reported by other companies.
We used the following methodology to identify and determine the annual total compensation of the median employee and to determine the annual total compensation of the Chief Executive Officer. As of December 31, 2020, our employee population consisted of approximately 5,305 employees (excluding the Chief Executive Officer), including full-time, part-time and temporary
2021 PROXY STATEMENT	43

employees employed on that date. To find the median of the annual total compensation of our employees (other than the Chief Executive Officer) as of December 31, 2020, we used the gross taxable wages from our payroll records that were used for IRS reporting purposes on Form W-2 for 2020. Due to the growth and turnover in the employee workforce in 2020 versus 2019, we annualized the compensation for those full-time and part-time employees who were employed during 2020, but who did not work for us the entire 2020 fiscal year. No full-time equivalent adjustments were made for part-time or temporary employees. We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation. After identifying the median employee, we added together all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $54,840. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table appearing on page 37 of this Proxy Statement, which is also in accordance with the requirements of Item 402(c)(2)(x).
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is now, or has ever been, an officer or employee of the Company or any of its subsidiaries. No members of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2020 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. No executive officer of the Company serves or served during 2020 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or Compensation Committee.
44	2021 PROXY STATEMENT

STOCK OWNERSHIP OF MANAGEMENT
The following table sets forth information as to the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company and the named executive officers on the Record Date, and by all directors and executive officers as a group:
Name	Common Stock of the Company Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Directors(3)
Richard M. Baudouin	13,076	*
Phyllis J. Campbell	—	*
Joseph C. Hete	510,086	*
Raymond E. Johns, Jr.	12,834	*
Laura J. Peterson	9,437	*
Randy D. Rademacher	37,691	*
J. Christopher Teets(4)	3,728	*
Jeffrey J. Vorholt	25,709	*
Paul S. Williams	—	*
Named Executive Officers(5)
Richard F. Corrado, President and Chief Executive Officer(6)	167,305	*
Quint O. Turner, Chief Financial Officer	235,693	*
Edward J. Koharik, III, Chief Operating Officer	25,700	*
W. Joseph Payne, Chief Legal Officer & Secretary	164,669	*
Michael L. Berger, Chief Commercial Officer	28,000	*
All Directors and Executive Officers as a Group (14 Persons)	1,233,928	2.0%
*	Less than 1% of common stock outstanding.
(1)	Except as otherwise noted, none of the individuals shares with another person either voting or investment power as to the shares reported.
(2)	Based on 60,641,436 shares outstanding (which includes 487,200 shares of restricted stock) as of the Record Date.
(3)
The stock ownership information for the directors does not include restricted stock units held by the following directors in the following amounts: Messes. Campbell (3,934) and Peterson (3,934), and Messrs. Baudouin (37,188), Hete (3,934), Johns (11,041), Rademacher (97,204), Teets (100,648), Vorholt (95,682), and Williams (3,934).

(4)
The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC. Mr. Teets, a Partner of Red Mountain Capital Partners LLC, disclaims beneficial ownership of the shares of the Company beneficially owned or deemed to be beneficially owned by Red Mountain Capital Partners LLC.

(5)
These amounts include the restricted shares held by Messrs. Corrado (57,900), Turner (41,700), Koharik (25,700), Payne (26,400) and Berger (27,800), as to which the holder has sole voting, but no dispositive power.

(6)	Mr. Corrado also serves as a director.
2021 PROXY STATEMENT	45

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte, an independent registered public accounting firm, examined the financial statements of the Company for 2020 and has been selected by the Audit Committee of the Board to serve as the Company’s independent registered public accounting firm for 2021.
We are asking the stockholders to ratify the Audit Committee’s selection. In the event of a negative vote on the ratification, the Audit Committee may reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte are expected to be present at the virtual Annual Meeting. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to questions.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	✔
Fees of the Independent Registered Public Accounting Firm
The aggregate fees billed to the Company for professional services by Deloitte in calendar years 2020 and 2019 are as follows:
	Year Ended December 31
	2020	2019
Audit Fees	$1,296,271	$1,446,444
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,296,271	$1,446,444
Audit Fees
These are the aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2020 and December 31, 2019, the effectiveness of the Company’s internal controls as of December 31, 2020 and December 31, 2019, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services rendered in connection with the filing of registration statements.
Audit-Related Fees
There were no fees billed for audited-related services for the fiscal years ended December 31, 2020 or December 31, 2019.
Tax Fees
There were no fees billed for tax services for the fiscal years ended December 31, 2020 or December 31, 2019.
All Other Fees
There were no fees billed for other services for the fiscal years ended December 31, 2020 or December 31, 2019.
Auditor Independence
In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and the Company's management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
46	2021 PROXY STATEMENT

Pre-Approval Policy
All audit services for 2020 were pre-approved by the Audit Committee. The charter of the Audit Committee provides for pre-approval of all audit and non-audit services, other than with respect to de minimis exceptions permitted by law or regulation, performed by the Company’s independent registered public accounting firm. Such pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The charter of the Audit Committee authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to non-audit services, but the decision must be presented to the full Committee at the next regularly scheduled Committee meeting.
2021 PROXY STATEMENT	47

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking stockholders to approve an advisory resolution on the Company's compensation of its named executive officers as reported in this Proxy Statement. The Compensation Committee and the Board of Directors believe that the compensation policies and practices of the Company articulated in the “Compensation Discussion and Analysis” contained in this Proxy Statement are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company's success.
A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers’ interests with those of our stockholders. The annual cash incentive bonus paid to our named executive officers under the Company's Executive Incentive Compensation Plan (“EIC Plan”), as described on pages 30 through 32, is based in large part on the Company's net income from continuing operations, while the remainder is designed to incentivize and reward the achievement of strategic objectives that are more specifically targeted to the named executive officer. Further, as described on pages 32 and 33 of this Proxy Statement, the grant to our named executive officers of restricted stock and performance-based stock unit awards further aligns our executives’ interests with our stockholders’ interests.
As disclosed under “Stock Ownership Guidelines” and “Stock Ownership of Management,” each of our named executive officers also owns shares of common stock of the Company, thus giving each of them a direct, vested interest in long-term Company performance and stockholder return. Further, with the exception of change in control agreements, the Company does not maintain employment agreements with any of the named executive officers. Each of the named executive officers is employed at will and is expected to perform in order to continue serving as a member of the executive team.
We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement, which describes in more detail how our executive compensation policies and practices operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative appearing on pages 37 through 43, which provide detailed information on the compensation of our named executive officers. Also included therein, under “Advisory Votes on Executive Compensation” on page 30, is additional information concerning the results of advisory votes on executive compensation in recent years.
In accordance with provisions of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Air Transport Services Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2021 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review and consider the voting results when making future decisions regarding our executive compensation program.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION PROPOSAL	✔
48	2021 PROXY STATEMENT

PROPOSAL 4

STOCKHOLDER PROPOSAL – RIGHT TO ACT BY WRITTEN CONSENT
A stockholder has submitted a proposal requesting the ability for stockholders to act by written consent. The Board recommends that you vote AGAINST this proposal.
Mr. John Chevedden, who holds 200 shares of common stock of the Company, has submitted the following proposal and supporting statement. ATSG is not responsible for the accuracy or content of the proposal and supporting statement, which are presented below as received from the proponent.
Proposal 4 - Adopt a New Shareholder Right – Written Consent
Shareholders request that our board of directors take such steps as may be necessary to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.
Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.
Taking action by written consent is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special shareholder meeting. This seems to be the conclusion of the Intel Corporation (INTC) shareholder vote at the 2019 Intel annual meeting.
The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it less difficult for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.
A shareholder right to act by written consent still affords Air Transport Services Group management strong protection for a management holdout mentality for the status quo during the currently rapidly changing business environment. Any action taken by written consent would still need 66% supermajority approval from the shares that normally cast ballots at the ATSG annual meeting to equal the required majority vote from all ATSG shares outstanding.
With the avalanche of bare bones only shareholder meetings in 2020 shareholder engagement and management transparency have taken a big hit. Shareholders are so restricted in online meetings that management will never want a return to the much more transparent in-person shareholder meeting format. This is all the more reason to support this corporate governance reform.
Shareholders are restricted in making their views known at online shareholder meetings because all constructive questions and comments can be screened out by management. For instance the Goodyear shareholder meeting was spoiled by a trigger-happy management mute button for shareholders. And AT&T would not even allow shareholders to speak.
Now more than ever shareholders need to have the option to take action outside of a shareholder meeting and send a wake-up call to management, if need be, since tightly controlled online shareholder meetings are the Death Valley of shareholder engagement and management transparency.
Please vote yes:
Adopt a New Shareholder Right Shareholder - Written Consent - Proposal 4
************************
2021 PROXY STATEMENT	49

STATEMENT IN OPPOSITION
The Board of Directors strongly supports the principles that the Board should be accountable to all stockholders and that stockholders should be able to raise important matters. The current governance practices and policies of our Board achieve these principles in many ways, including through the ability of our stockholders to call special meetings and our stockholder engagement efforts. As a result, the proposal to allow stockholder action by written consent without giving all stockholders prior notice and the right to vote their shares at a meeting of stockholders is unnecessary given ATSG’s current governance practices and is not in the best interests of our stockholders. For the following reasons, the Board unanimously recommends that you vote AGAINST this proposal.
Our Current Practices are Transparent and Protect all Stockholders. The transparency of the annual and special meeting process offers important protections and advantages for stockholders that are absent from a written consent process. Stockholder meetings and votes take place transparently on a specified date and with a specified agenda that is publicly announced well in advance, giving all interested stockholders an opportunity to consider proposed actions and express their views. Accurate and complete information about proposed actions is widely distributed in a proxy statement before the meeting, which promotes well-informed consideration on the merits of the proposed actions. In addition, the Board is able to analyze and provide a recommendation with respect to actions proposed to be taken at a stockholder meeting.
In contrast, adoption of this written consent proposal would make it possible for the holders of a simple majority (more than 50%) of the outstanding shares of ATSG’s common stock to take significant corporate action without giving all stockholders an opportunity to consider, deliberate, and vote on stockholder actions that may have important ramifications for both ATSG and all stockholders. Holders of a simple majority of the outstanding shares would have the power to act by written consent, effectively disenfranchising stockholders who are not given a chance to participate and who may not be informed about a proposed action until after it has already been taken. In short, up to 49% of ATSG’s stockholders could be prevented from voting, or even receiving information, on important pending corporate actions.
Commitment to Strong and Evolving Governance Practices. The Board regularly reviews our corporate governance practices and adjusts the same as necessary to maintain leading governance practices. Our governance program includes the following leading practices:
•	Stockholders who hold voting stock representing 20% or more voting power of the Company have the right to call special meetings of stockholders;
•	No supermajority voting thresholds in Certificate of Incorporation or Bylaws;
•	All directors are elected annually;
•	Majority stockholder voting for directors in uncontested elections;
•	No stockholder rights plans or poison pill;
•	Roles of the Chairman and Chief Executive Officer are separated;
•	If Chairman is not an independent director, the Board will appoint a lead independent director;
•	All standing committees consist solely of independent directors;
•	Independent directors regularly meet in executive session;
•	Ongoing Board refreshment and succession planning;
•	Annual review of Board and committee composition;
•	Annual Board and committee self-evaluation process;
•	Board and each committee has express authority to retain outside advisors;
•	Stock ownership guidelines for directors and executive officers;
•	Anti-hedging policy for the named executive officers, designated employees and the Board;
•	Comprehensive Code of Conduct and Corporate Governance Guidelines; and
50	2021 PROXY STATEMENT

•	Additional avenues for stockholder input, including:
•	Ability to recommend director nominees to the Nominating and Governance Committee;
•	Ability to communicate directly with the non-management directors; and
•	Regular stockholder engagement.
As an example of the Board’s regular review of our governance practices, the Board proposed and won stockholder approval at the 2019 annual meeting to amend ATSG’s Certificate of incorporation to give stockholders who hold 20% or more of the outstanding common stock the right to call special meetings of the stockholders. Further, the Board proposed and won stockholder approval at the 2018 annual meeting to amend the Certificate of Incorporation to remove all supermajority voting requirements.
Stockholders Presently Have the Ability to Raise Matters and Act Outside the Annual Meeting Cycle. In addition to the ability to present matters at annual meetings, the right of stockholders to call a special meeting, along with ATSG’s established stockholder communication and engagement practices, provides stockholders with meaningful opportunities to raise important matters and, if necessary, pursue actions for stockholder consideration outside the annual meeting process.
As described in the summary section of this Proxy Statement, we regularly engage with our investors to learn and understand their views. Through direct and regular presentations, conversations with stockholders and active monitoring of communications from stockholders, the Company seeks stockholder views on a wide variety of topics including the governance and financial performance of the Company, our executive compensation programs, ESG matters, and strategy and risk management.
These rights and practices provide meaningful, year-round opportunities for stockholders to bring matters to the attention of Company management, the Board and other stockholders.
In summary, the Board believes that the strong corporate governance practices already in place at ATSG, including the stockholders’ ability to call a special meeting, the robust set of stockholder rights and demonstrated responsiveness to stockholders, provide the appropriate means to advance stockholder interests without potentially disenfranchising some stockholders. These rights and practices allow the Board to oversee the business and affairs of ATSG for the benefit of all stockholders while avoiding the governance risk associated with the right to act by written consent. For these reasons, we believe the ability to act by written consent is neither necessary nor in the stockholders’ best interests.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL	X
2021 PROXY STATEMENT	51

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires that the directors and certain officers of the Company, and persons who own more than ten percent of the Company's common stock, file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. Based solely on our review of Forms 3, 4 and 5 and amendments thereby filed electronically with the SEC, and on written representations by the officers and directors of the Company and its subsidiaries regarding their compliance with the filing requirements, the Company believes that in 2020, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
STOCKHOLDER PROPOSALS
Under the rules of the SEC, if you wish to include a proposal in the Company’s proxy statement for the 2022 Annual Meeting, it must be received by the Secretary of the Company at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, no later than December 16, 2021.
Under the Company’s Bylaws, proposals of stockholders intended to be presented at the 2022 Annual Meeting outside of the Company proxy statement process must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting (May 26, 2021); provided, however, that in the event the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any proposals received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Company’s Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company. These requirements apply to any matter that a stockholder wishes to raise at the annual meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.
52	2021 PROXY STATEMENT

ANNUAL REPORT ON FORM 10-K
If any person who was a beneficial owner of common stock of the Company on the Record Date desires copies of the Company’s Annual Report on Form 10-K, such copies will be furnished without charge upon request by writing or calling:
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attn: Executive Assistant
Telephone: (937) 366-2296
We also make available free of charge the Company’s Report on Form 10-K through our Internet website at www.atsginc.com.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 26, 2021
This Proxy Statement is available at www.proxyvote.com.
OTHER MATTERS
Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the proxy will vote all proxies in accordance with their best judgment unless the stockholder has indicated that the shares represented thereby are not to be voted on such other matters.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO VOTE BY USING THE INTERNET, TELEPHONE OR BY FILLING IN, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO BE PRESENT AT THE MEETING.
By Order of the Board of Directors

W. JOSEPH PAYNE
Secretary

April 15, 2021
2021 PROXY STATEMENT	53

ATSG
AIR TRANSPORT SERVICES GROUP

AIRBORNE GLOBAL SOLUTIONS
CAM CARGO AIRCRAFT MANAGEMENT
AIRBORNE TRAINING SERVICES
ABX AIR
AIR TRANSPORT INTERNATIONAL
OMNI AIR INTERNATIONAL
AIRBORNE MAINTENANCE & ENGINEERING SERVICES
PEMCO CONVERSIONS
LGSTX SERVICES
TRIFACTOR SOLUTIONS

Air Transport Services Group
145 Hunter Drive
Wilmington, OH 45177

atsginc.com

AIR TRANSPORT SERVICES GROUP, INC.
145 HUNTER DRIVE
WILMINGTON, OH 45177

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 25, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 24, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 25, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 24, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49552-P54268

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIR TRANSPORT SERVICES GROUP, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Richard M. Baudouin	☐	☐	☐
1b. Phyllis J. Campbell	☐	☐	☐
1c. Richard F. Corrado	☐	☐	☐
1d. Joseph C. Hete	☐	☐	☐
1e. Raymond E. Johns, Jr.	☐	☐	☐
1f. Laura J. Peterson	☐	☐	☐
1g. Randy D. Rademacher	☐	☐	☐
1h. J. Christopher Teets	☐	☐	☐
1i. Jeffrey J. Vorholt	☐	☐	☐
1j. Paul S. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Company proposal to ratify the selection of Deloitte and Touche LLP as the independent registered public accounting firm of the Company for 2021.	☐	☐	☐
3. Advisory vote on executive compensation.	☐	☐	☐
The Board of Directors recommends you vote AGAINST Proposal 4.			
4. A shareholder proposal related to the right to act by written consent.	☐	☐	☐

NOTE: Certification: Pursuant to federal law and the Company's Certificate of Incorporation, the Company's voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined by 49 U.S.C. §40102(a)(15) or that the shares of stock represented by the proxy have been registered in the Foreign Stock Record of the Company.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D49553-P54268

AIR TRANSPORT SERVICES GROUP, INC.
Annual Meeting of Stockholders
May 26, 2021 11:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joseph C. Hete and Randy D. Rademacher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Air Transport Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSAL 4.

Continued and to be signed on reverse side